Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-162217
333-162217-01

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 17, 2010

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 30, 2009)

América Móvil, S.A.B. de C.V.

€                 % Senior Notes due 2017

€                 % Senior Notes due 2022

£                 % Senior Notes due 2030

Unconditionally Guaranteed by

Radiomóvil Dipsa, S.A. de C.V.

We are offering €             aggregate principal amount of our     % senior notes due 2017 (the “2017 Euro Notes”), €             aggregate principal amount of our     % senior notes due 2022 (the “2022 Euro Notes” and, together with the 2017 Euro Notes, the “Euro Notes”) and £             aggregate principal amount of our     % senior notes due 2030 (the “Sterling Notes” and, together with the Euro Notes, the “notes”).

We will pay interest on each series of notes annually on                      of each year, beginning on                     , 2011. The 2017 Euro Notes will mature on                     , 2017. The 2022 Euro Notes will mature on                     , 2022. The Sterling Notes will mature on                     , 2030.

Our wholly-owned subsidiary Radiomóvil Dipsa, S.A. de C.V., also known as “Telcel,” has irrevocably and unconditionally agreed to guarantee the payment of principal, premium, if any, interest and all other amounts in respect of the notes.

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The guarantees will rank equally in right of payment with all of Telcel’s other unsecured and unsubordinated debt obligations from time to time outstanding.

In the event of certain changes in the applicable rate of Mexican withholding taxes on interest, we may redeem the notes of any series, in whole but not in part, at a price equal to 100% of their principal amount plus accrued interest to the redemption date. We may redeem, in whole or in part, the notes of any series at any time by paying the greater of the principal amount of the notes to be redeemed and the applicable “make-whole” amount, plus accrued interest to the redemption date. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Application will be made to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market of such Exchange. However, even if admission to listing is obtained, we will not be required to maintain it.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 4 of the accompanying prospectus.

	Price to Public(1)		Underwriting Discounts		Proceeds to América Móvil(1)
2017 Euro Notes		%		%	%	€
2022 Euro Notes		%		%	%	€
Sterling Notes		%		%	%	£

(1)	Plus accrued interest, if any, from , 2010.

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE SOLELY OUR RESPONSIBILITY AND HAVE NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF THIS OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE NOTES OR OUR SOLVENCY. THE NOTES MAY NOT BE OFFERED OR SOLD IN MEXICO, ABSENT AN AVAILABLE EXCEPTION UNDER THE LEY DEL MERCADOS DE VALORES (MEXICAN SECURITIES LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US AND TELCEL.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form through the facilities of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) on or about                     , 2010.

Joint Book-Running Managers (Euro Notes)

Deutsche Bank	BNP PARIBAS	HSBC

Joint Book-Running Managers (Sterling Notes)

Deutsche Bank	HSBC

The date of this prospectus supplement is                     , 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

América Móvil

We are the largest provider of wireless communications services in Latin America based on subscribers. As of March 31, 2010, we had 206.4 million wireless subscribers in 18 countries, compared to 201.0 million at year-end 2009 and 186.6 million as of March 31, 2009. Because our focus is on Latin America, a substantial majority of our wireless subscribers are prepaid customers. We also had an aggregate of approximately 3.8 million fixed lines in Central America and the Caribbean as of March 31, 2010, making us the largest fixed-line operator in Central America and the Caribbean based on the number of subscribers.

Our principal operations are:

•

Mexico. Through Radiomóvil Dipsa, S.A. de C.V., which operates under the name “Telcel,” we provide mobile telecommunications service in all nine regions in Mexico. As of March 31, 2010, we had 60.3 million subscribers in Mexico. We are the largest provider of mobile telecommunications services in Mexico.

•

Brazil. With approximately 45.6 million subscribers as of March 31, 2010, we are one of the three largest providers of wireless telecommunications services in Brazil based on the number of subscribers. We operate in Brazil through our subsidiaries, Claro S.A. and Americel S.A., under the unified brand name “Claro.” Our network covers the main cities in Brazil (including São Paulo and Rio de Janeiro).

•

Southern Cone. We provide wireless services in Argentina, Paraguay, Uruguay and Chile. As of March 31, 2010, we had 22.5 million subscribers in the Southern Cone region. We operate under the “Claro” brand in the region.

•

Colombia and Panama. We provide wireless services in Colombia under the “Comcel” brand. As of March 31, 2010, we had 28.2 million wireless subscribers in Colombia and Panama. We are the largest wireless provider in Colombia. We began providing wireless services in Panama in March 2009.

•

Andean Region. We provide wireless services in Peru and Ecuador. As of March 31, 2010, we had 18.5 million subscribers in the Andean region. We operate under the “Porta” brand in Ecuador and under the “Claro” brand in Peru.

•

Central America. We provide fixed-line and wireless services in Guatemala, El Salvador, Honduras and Nicaragua. Our Central American subsidiaries provide wireless services under the “Claro” brand. As of March 31, 2010, our subsidiaries had 9.7 million wireless subscribers, over 2.3 million fixed-line subscribers in Central America and 0.3 million broadband subscribers.

•

United States. Our U.S. subsidiary, TracFone Wireless Inc., or “Tracfone,” is engaged in the sale and distribution of prepaid wireless services and wireless phones throughout the United States, Puerto Rico and the U.S. Virgin Islands. It had approximately 15.5 million subscribers as of March 31, 2010.

•

Caribbean. Compañía Dominicana de Teléfonos, C. por A., or “Codetel,” is the largest telecommunications service provider in the Dominican Republic with 5.0 million wireless subscribers, 0.8 million fixed-line subscribers and 0.2 million broadband subscribers as of March 31, 2010. We provide fixed-line and broadband services in the Dominican Republic under the “Codetel” brand and wireless services under the “Claro” brand.

•

Puerto Rico. Telecomunicaciones de Puerto Rico, Inc., or “TELPRI,” through its subsidiaries, is the largest telecommunications service provider in Puerto Rico with approximately 0.8 million fixed-line subscribers and 0.8 million wireless subscribers as of March 31, 2010. We provide fixed-line and broadband services in Puerto Rico under the “PRT” brand and wireless services under the “Claro” brand.

•	Jamaica. Oceanic Digital Jamaica Limited, or “Oceanic,” provides wireless and value added services throughout Jamaica, with 0.5 million wireless subscribers as of March 31, 2010.

América Móvil, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized under the laws of Mexico with its principal executive offices at Lago Alberto 366, Edificio Telcel I, Colonia Anáhuac, Delegación Miguel Hidalgo, 11320, México D.F., México. Our telephone number at this location is (5255) 2581-4449.

Acquisitions of Carso Global Telecom and Telmex Internacional

On June 16, 2010, we completed two separate but concurrent acquisitions (together, the “Acquisitions”):

•

We acquired 99.44% of the outstanding shares of Carso Global Telecom, S.A.B. de C.V. (“CGT” and the related acquisition, the “CGT Acquisition”) in exchange for América Móvil Series L Shares (“AMX L Shares”). The CGT Acquisition was made by means of a public exchange offer.

•

We acquired 93.56% of the outstanding Series L Shares (“TII L Shares”) and Series A Shares (“TII A Shares”) of Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”), directly, in exchange for cash and AMX L Shares (the “TII Acquisition”) and, indirectly, through the CGT Acquisition. The TII Acquisition was made by means of a public tender offer and exchange offer, in which holders of TII L Shares and TII A Shares elected whether to receive cash or AMX L Shares.

Telmex Internacional provides a wide range of telecommunications services in Brazil, Colombia and other countries in Latin America. CGT is a holding company with controlling interests in Telmex Internacional and Teléfonos de México, S.A.B. de C.V. (“Telmex”), a leading Mexican telecommunications provider. We believe that the Acquisitions will enable us to achieve synergies between our business and that of Telmex Internacional.

Of the TII A Shares and TII L Shares (including shares represented by American Depository Shares, or “ADSs”) tendered, cash elections were made with respect to approximately 2,297 million shares. On June 16, 2010, we paid approximately Ps.26,784 million (equivalent to approximately U.S.$2,126 million, based on the June 16, 2010 exchange rate of Ps.12.5974 to U.S.$1.00) to tendering shareholders of Telmex Internacional who elected to receive cash, and we issued approximately 1,349 million AMX L Shares (including AMX L Shares represented by ADSs) to tendering shareholders of Telmex Internacional who elected to receive shares. Tendering holders of Telmex Internacional ADSs are expected to receive cash or AMX L Shares in the form of ADSs on June 18, 2010. We also issued approximately 7,089 million AMX L Shares (including AMX L Shares represented by ADSs) to tendering shareholders of CGT.

As a result of the Acquisitions, América Móvil had 40,546,724,182 shares of capital stock outstanding as of June 16, 2010.

Summary of the Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Notes Being Offered	€ aggregate principal amount of % Senior Notes due 2017.

€ aggregate principal amount of % Senior Notes due 2022.

£ aggregate principal amount of % Senior Notes due 2030.

Issuer	América Móvil, S.A.B. de C.V.

Guarantor	Radiomóvil Dipsa, S.A. de C.V. (also known as “Telcel”).

Issue Price	%, plus accrued interest, if any, from , 2010 for the 2017 Euro Notes.

%, plus accrued interest, if any, from , 2010 for the 2022 Euro Notes.

%, plus accrued interest, if any, from , 2010 for the Sterling Notes.

Maturity	The 2017 Euro Notes will mature on , 2017.

The 2022 Euro Notes will mature on , 2022.

The Sterling Notes will mature on , 2030.

Interest Rate	The 2017 Euro Notes will bear interest at the rate of % per year from , 2010.

The 2022 Euro Notes will bear interest at the rate of % per year from , 2010

The Sterling Notes will bear interest at the rate of % per year from , 2010

Interest Payment Dates	Interest on each series of notes will be payable annually on of each year, beginning on , 2011.

Currencies of Payment	All payments of principal of and interest on the Euro Notes, including any payments made upon any redemption of any Euro Notes, will be made in euro.

All payments of principal of and interest on the Sterling Notes, including any payments made upon any redemption of any Sterling Notes, will be made in pounds sterling or, if the United Kingdom adopts the euro, in euro.

Calculation of Interest	Interest will be computed on the basis of a 365-day year or 366-day year, as applicable, and the actual number of days elapsed.

Guarantees	Payments of principal, premium, if any, interest and additional amounts due under the notes will be irrevocably and unconditionally guaranteed by Telcel.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt. The guarantees will be unsecured and unsubordinated obligations of Telcel and will rank equally in right of payment with all other existing and future unsecured and unsubordinated debt of Telcel. The notes and the guarantees will be effectively subordinated to all of our and Telcel’s existing and future secured obligations and to all existing and future indebtedness of our subsidiaries other than Telcel (including to the debt obligations of Telmex Internacional, CGT, Telmex and their respective subsidiaries). The notes do not restrict our ability or the ability of Telcel or our other subsidiaries to incur additional indebtedness in the future.

Payment of Additional Amounts	If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9% or, in certain circumstances, 10%. See “Taxation—Mexican Tax Considerations” in this prospectus supplement and in the accompanying prospectus. We will pay additional amounts in respect of those payments of interest so that the amount you receive after Mexican withholding tax is paid equals the amount that you would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—Payment of Additional Amounts” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption	We may redeem any of the notes of any series at any time, in whole or in part, by paying the greater of the principal amount of the notes to be redeemed and the applicable “make-whole” amount, plus accrued interest to the redemption date, as described under “Description of Notes—Optional Redemption” in this prospectus supplement and “Description of Debt Securities—Optional Redemption” in the accompanying prospectus.

Tax Redemption	If, due to changes in Mexican laws relating to Mexican withholding taxes, we are obligated to pay additional amounts on the notes of any series in excess of those attributable to a Mexican withholding tax rate of 4.9%, we may redeem the outstanding notes of that series in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Further issuances . . . . . . . . . . . . . . . . . .	We may, from time to time without the consent of holders of the notes of a series, issue additional notes on the same terms and conditions as the notes of that series, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes of that series.

Listing	Application will be made to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market. However, even if admission to listing is obtained, we will not be required to maintain it.

Form and Denomination	The Euro Notes will be issued only in registered form without coupons and in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof.

The Sterling Notes will be issued only in registered form without coupons and in minimum denominations of £50,000 and integral multiples of £1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Notes, Clearing and Settlement” in this prospectus supplement. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream and Euroclear.

Trustee, Registrar, Principal Paying Agent, and Transfer Agent	The Bank of New York Mellon.

London Paying Agent and Transfer Agent	The Bank of New York Mellon.

Luxembourg Paying Agent and Transfer Agent	The Bank of New York Mellon (Luxembourg) S.A.

Luxembourg Listing Agent	The Bank of New York Mellon (Luxembourg) S.A.

Governing Law	The base indenture, the supplemental indentures relating to the notes, and the notes and guarantees will be governed by the laws of the State of New York.

Risk Factors	Before making an investment decision, prospective purchasers of notes should consider carefully all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including, in particular, the information under “Risk Factors” beginning on page S-12 of this prospectus supplement and in the accompanying prospectus.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus supplement incorporates by reference our audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years ended December 31, 2007, 2008 and 2009. Our consolidated financial statements have been prepared in accordance with Mexican Financial Reporting Standards (Normas de Información Financiera Mexicanas, or “Mexican FRS”) and are presented in Mexican pesos. The financial statements of our non-Mexican subsidiaries have been adjusted to conform to Mexican FRS and translated to Mexican pesos. See Note 2(a)(ii) to our audited consolidated financial statements incorporated by reference to this prospectus supplement.

Mexican FRS differs in certain respects from generally accepted accounting principles in the United States (“U.S. GAAP”). Note 21 to the audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to us, a reconciliation to U.S. GAAP of net income and total shareholders’ equity and a cash flow statement for the year ended December 31, 2007 under U.S. GAAP.

Beginning with the year ended December 31, 2012, Mexican issuers with securities listed on a Mexican securities exchange will be required to prepare financial statements in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board (“IASB”). Issuers may voluntarily report using IFRS before the change in the reporting standards becomes mandatory. We have begun presenting financial statements in accordance with IFRS for the year ended December 31, 2010, with an official IFRS adoption date as of December 31, 2010 and a transition date to IFRS of January 1, 2009. Our first quarter 2010 unaudited condensed consolidated financial information incorporated by reference herein is presented based on the IFRS that are currently in effect, which might be different from those that are actually in effect at the December 31, 2010 adoption date. Accordingly, our first quarter 2010 unaudited condensed consolidated financial information is preliminary and subject to change, and may not be comparable to our annual financial information for 2009 and prior years. Our first quarter 2010 unaudited condensed consolidated financial information contains an analysis of the main adjustments and reclassifications made by us in order to restate in accordance with IFRS our financial information previously reported under Mexican FRS as of March 31, 2009 and December 31, 2009 and for the three-month period ended March 31, 2009 and the year ended December 31, 2009. See “Risk Factors—Risk Factors Relating to the Transition to IFRS.”

This prospectus supplement incorporates by reference the audited consolidated financial statements of Telmex Internacional as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and unaudited interim financial information of Telmex Internacional as of and for the three-month period ended March 31, 2010. Telmex Internacional’s consolidated financial statements have been prepared in accordance with Mexican FRS, which differ in certain respects from U.S. GAAP. Note 19 to Telmex Internacional’s audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to it; a reconciliation to U.S. GAAP of net income and total stockholders’ equity; and condensed financial statements under U.S. GAAP.

This prospectus supplement incorporates by reference the audited consolidated financial statements of Telmex as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and unaudited interim financial information of Telmex as of and for the three-month period ended March 31, 2010. Telmex’s consolidated financial statements have been prepared in accordance with Mexican FRS, which differ in certain respects from U.S. GAAP. Note 17 to Telmex’s audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to it; a reconciliation to U.S. GAAP of net income and total stockholders’ equity; and condensed financial statements under U.S. GAAP.

This prospectus supplement incorporates by reference the unaudited pro forma condensed combined financial information under Mexican FRS and U.S. GAAP, as indicated, as of December 31, 2009 and for the years ended December 31, 2009, 2008 and 2007 for América Móvil, assuming the completion of the Acquisitions.

References herein to “Mexican pesos” or “Ps.” are to the lawful currency of Mexico. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States. References herein to “euro” or “€” are to the lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union. References herein to “pounds sterling” or “£” are to the lawful currency of the United Kingdom.

This prospectus supplement contains translations of various Mexican peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the nominal Mexican peso or constant Mexican peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts from constant Mexican pesos at the exchange rate of Ps.12.4640 to U.S.$1.00, which was the rate reported by Banco de México for March 31, 2010, as published in the Official Gazette of the Federation (Diario Oficial de la Federación, or “Official Gazette”).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement incorporates important business and financial information about us that is not included in or delivered with the prospectus supplement. The U.S. Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2009, filed with the SEC on May 25, 2010 (SEC File No. 001-16269), which we refer to as the “América Móvil 2009 Form 20-F”;

•

our report on Form 6-K, filed with the SEC on April 30, 2010 (SEC File No. 001-16269) containing our unaudited consolidated interim financial information for the three-month period ended March 31, 2010;

•

our report on Form 6-K, filed with the SEC on May 18, 2010 (SEC File No. 001-16269) containing our unaudited interim condensed consolidated financial statements as of March 31, 2010 and 2009 and December 31, 2009 and for the three-month periods ended March 31, 2010 and 2009 prepared in conformity with IFRS;

•

our report on Form 6-K, filed with the SEC on May 18, 2010 (SEC File No. 001-16269) containing our unaudited pro forma condensed combined financial statements that give pro forma effect to the Acquisitions, which we refer to as the “Pro Forma 6-K”;

•

our press release containing the final results of the offers to acquire shares of CGT and Telmex Internacional filed with the SEC on June 16, 2010 pursuant to Rule 425 under the Securities Act of 1933, as amended;

•

any of our future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement;

•

any of our future reports on Form 6-K that we file with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3 (SEC File No. 333-162217);

•

Telmex Internacional’s report on Form 6-K filed with the SEC on March 24, 2010 (SEC File No. 001-34086) containing Telmex Internacional’s audited consolidated financial statements as of December 31, 2009 and 2008 and for each of the years ended December 31, 2009, 2008 and 2007 and Telmex Internacional’s management’s discussion and analysis of financial condition and results of operations;

•

Telmex Internacional’s report on Form 6-K, filed with the SEC on May 3, 2010 (SEC File No. 001-34086) containing Telmex Internacional’s interim financial information for the three-month period ended March 31, 2010 prepared in conformity with Mexican FRS;

•

Telmex’s report on Form 6-K filed with the SEC on March 24, 2010 (SEC File No. 001-32741) containing Telmex’s audited consolidated financial statements as of December 31, 2009 and 2008 and for each of the years ended December 31, 2009, 2008 and 2007 and Telmex’s management’s discussion and analysis of financial condition and results of operations; and

•

Telmex’s report on Form 6-K, filed with the SEC on April 30, 2010 (SEC File No. 001-32741) containing Telmex’s interim financial information for the three-month period ended March 31, 2010 prepared in conformity with Mexican FRS.

Any statement contained in any of the foregoing documents shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus supplement and that has not been delivered with this prospectus supplement, at no cost, by writing or telephoning us at Lago Alberto 366, Edificio Telcel I, Colonia Anáhuac, 11320, México D.F., México, Attention: Investor Relations, telephone (5255) 2581-4449.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

EXCHANGE RATES

U.S. Dollar/Mexican Peso

Mexico has a free market for foreign exchange, and the Mexican government allows the Mexican peso to float freely against the U.S. dollar. There can be no assurance that the Mexican government will maintain its current policies with regard to the Mexican peso or that the Mexican peso will not depreciate or appreciate significantly in the future.

The following table sets forth, for the periods and dates indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in Mexican pesos published by the Federal Reserve Bank of New York, expressed in Mexican pesos per U.S. dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	High	Low	Average(1)	Period End
2005	11.4110	10.4135	10.8680	10.6275
2006	11.4600	10.4315	10.9023	10.7995
2007	11.2692	10.6670	10.9253	10.9169
2008	13.9350	9.9166	11.2124	13.8320
2009	15.4060	12.6318	13.5777	13.0576
2010
January	13.0285	12.6500		13.0285
February	13.1940	12.7987		12.7575
March	12.7410	12.3005		12.3005
April	12.4135	12.1556		12.2281
May	13.1398	12.2656		12.8633
June (through June 11)	12.9195	12.6755		12.6755

(1)	Average of month-end rates.

The noon buying rate published by the Federal Reserve Bank of New York on June 11, 2010 was Ps.12.6755 to U.S.$1.00.

Pound Sterling/U.S. Dollar

The table below sets forth, for the periods and dates indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in pounds sterling as announced by the Federal Reserve Bank of New York for periods prior to 2010 and, for periods and dates thereafter, by the United States Federal Reserve for pounds sterling, expressed in U.S. dollars per pound sterling. The rates in this table are provided for your reference only.

Period	High	Low	Period Average(1)	Period End
2005	1.9292	1.7138	1.8204	1.7188
2006	1.9794	1.7256	1.8434	1.9586
2007	2.1104	1.9235	2.0020	1.9843
2008	2.0311	1.4395	1.8545	1.4619
2009	1.6977	1.3658	1.5707	1.6167
2010:
January 2010	1.6370	1.5912		1.6009
February 2010	1.5968	1.5201		1.5239
March 2010	1.5296	1.4884		1.5186
April 2010	1.5484	1.5160		1.5308
May 2010	1.5242	1.4344		1.4492
June 2010 (through June 11)	1.4674	1.4422		1.4545

(1)	Average of month-end rates.

The noon buying rate published by the Federal Reserve Bank of New York on June 11, 2010, was U.S.$1.4545 to £1.00.

Euro/U.S. Dollar

The table below sets forth, for the periods and dates indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers of euro as announced by the Federal Reserve Bank of New York for periods prior to 2010 and, for periods and dates thereafter, by the United States Federal Reserve for euro, expressed in U.S. dollars per euro. The rates in this table are provided for your reference only.

Period	High	Low	Period Average(1)	Period End
2005	1.3476	1.1667	1.2449	1.1842
2006	1.3327	1.1860	1.2563	1.3197
2007	1.4862	1.2904	1.3711	1.4603
2008	1.6010	1.2446	1.4726	1.3919
2009	1.5100	1.2547	1.3955	1.4332
2010:
January 2010	1.4536	1.3870		1.3870
February 2010	1.3955	1.3476		1.3660
March 2010	1.3758	1.3344		1.3526
April 2010	1.3666	1.3130		1.3302
May 2010	1.3183	1.2224		1.2369
June 2010 (through June 11)	1.2266	1.1959		1.2077

(1)	Average of month-end rates.

The noon buying rate published by the Federal Reserve Bank of New York on June 11, 2010, was U.S.$1.2077 to €1.00.

RISK FACTORS

The following risk factors should be read together with the risk factors discussed under “Risk Factors” in the accompanying prospectus and “Item 3—Risk Factors” in the América Móvil 2009 Form 20-F incorporated by reference herein. You should carefully consider these risk factors as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes.

Risk Factors Relating to the Notes

Creditors of our subsidiaries will have priority over the holders of the notes in claims to assets of our subsidiaries other than Telcel (including Telmex Internacional, CGT, Telmex and their respective subsidiaries)

The notes will be our obligations and will be guaranteed by Telcel. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. Creditors of our subsidiaries other than Telcel, including trade creditors and bank and other lenders, will have priority over the holders of the notes in claims to assets of our subsidiaries other than Telcel. As of March 31, 2010 our operating subsidiaries other than Telcel had indebtedness of Ps.16,297 million (U.S.$1,308 million) under IFRS. Telmex Internacional, CGT and Telmex, and their respective subsidiaries, which became our consolidated subsidiaries upon completion of the Acquisitions, also have substantial indebtedness. However, our creditors, including holders of the notes, will not have any claim against the assets of our subsidiaries other than Telcel (including Telmex Internacional, CGT, Telmex and their respective subsidiaries). Our ability to meet our obligations, including under the notes, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

Telcel’s guarantees of the notes may not be enforceable in the event of a bankruptcy of Telcel

Telcel’s guarantees of the notes provide a basis for a direct claim against Telcel; however, it is possible that the guarantees may not be enforceable. While Mexican law does not prohibit the giving of a guarantee and, as a result, does not prevent Telcel’s guarantees from being valid, binding and enforceable against Telcel, in the event Telcel is declared bankrupt or becomes subject to concurso mercantil (bankruptcy reorganization), the guarantees may be deemed to have been a fraudulent transfer and declared void, if it is determined that Telcel did not receive adequate consideration in exchange for the guarantees. If the guarantees become unenforceable, the notes will effectively be subordinated to all liabilities, including trade payables, of Telcel. As of March 31, 2010, Telcel had, on an unconsolidated basis, unsecured and unsubordinated indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.164,116 million (U.S.$13,167 million) under IFRS.

Risk Factors Relating to the Acquisitions

Our consolidated indebtedness has increased substantially as a result of the Acquisitions

Our consolidated indebtedness has increased as a result of the Acquisitions. As of March 31, 2010, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated indebtedness and guarantees of subsidiary indebtedness of approximately Ps.169,107 million (U.S.$13,569 million) under IFRS. In addition, as of March 31, 2010, CGT’s indebtedness was approximately Ps.28,171 million (U.S.$2,260 million) (excluding the indebtedness of CGT’s consolidated subsidiaries Telmex Internacional and Telmex), Telmex Internacional’s indebtedness was approximately Ps.31,970 million (U.S.$2,565 million) and Telmex’s indebtedness was approximately Ps.83,893 million (U.S.$6,731 million), in each case under Mexican FRS. The indebtedness of CGT, Telmex Internacional and Telmex will be consolidated in our financial statements for future periods with our consolidated indebtedness. See “Acquisitions of Telmex Internacional and Carso Global Telecom” in this prospectus supplement.

Our ability to complete any post-Acquisitions reorganization of the combined company will be constrained by the continuing minority share ownership in Telmex Internacional, which could reduce or delay the cost savings or revenue benefits to the combined company

Following the completion of the Acquisitions, we directly and indirectly own 93.56% of the shares of Telmex Internacional. Under Mexican law, we will not be in a position to cause the delisting of the shares of Telmex Internacional from the Mexican Stock Exchange and deregistration of such shares from the National Securities Registry (Registro Nacional de Valores) maintained by the CNBV until, among other things, we hold at least 95% of the issued and outstanding shares of Telmex Internacional (the level of shareholder approval required for delisting and deregistration under Mexican law).

The presence of minority shareholders at Telmex Internacional, and the continuing listing and registration of Telmex Internacional in Mexico, will generate additional expenses and may result in administrative inefficiencies. We will also be required to maintain separate audit and corporate practices committees at the boards of directors of América Móvil and Telmex Internacional, and we will be subject to separate reporting requirements with the Mexican Stock Exchange and the CNBV. In addition, transactions between Telmex Internacional and us may be subject to additional requirements under Mexican law, which may limit our ability to achieve certain savings and to conduct the joint operations as a single business unit in order to achieve our strategic objectives, such as effecting certain changes in the corporate structure of Telmex Internacional and its subsidiaries that could result in significant benefits to the combined company. As a result, it may be more difficult to effect any post-closing changes in corporate structure or to realize desired cost synergies and revenue benefits for the combined company from the Acquisitions.

We may fail to realize the business growth opportunities, revenue benefits, cost savings and other benefits anticipated from, or may incur unanticipated costs associated with, the Acquisitions, and our results of operations and financial condition may suffer

Our acquisition of Telmex Internacional may not achieve the business growth opportunities, revenue benefits, cost savings and other benefits that we anticipated from the TII Acquisition. We believe the TII Acquisition consideration is justified by these benefits we expect to achieve by combining our operations with those of Telmex Internacional. However, these benefits may not be realized and other assumptions upon which the TII Acquisition consideration was determined may prove to be incorrect.

We may be unable to implement fully our business plans and strategies for the combined company due to regulatory limitations. Each of América Móvil and Telmex Internacional is subject to extensive government regulation, and we may face regulatory restrictions in our provision of combined services in some countries in which we operate. For example, in Brazil, América Móvil’s and Telmex Internacional’s businesses are regulated by the Brazilian National Telecommunications Agency, or “Anatel.” Pending regulations by Anatel, which focus on economic groups with significant market powers, will impose new cost-based methodologies for determining interconnection fees charged by operators in Brazil. We cannot predict whether Anatel would impose specific regulations that would affect our combined operations more adversely than they would affect the prior individual operations. In Mexico, América Móvil is part of an industry-wide investigation by the Federal Economic Competition Commission (Comisión Federal de Competencia Económica, or “Cofeco”) to determine whether any operators possess substantial market power or engage in certain monopolistic practices in certain segments of the Mexican telecommunications market. CGT is the direct holder of approximately 59.4% of the outstanding capital stock of Telmex, and we acquired a controlling interest in Telmex through the CGT Acquisition. As a result of those investigations, Telmex and América Móvil have previously been found to have substantial power in certain markets in Mexico. We cannot predict whether Cofeco or other governmental entities would renew or revise its investigations to take into account the combined businesses.

Under any of these circumstances, the business growth opportunities, revenue benefits, cost savings and other benefits anticipated by us to result from the Acquisitions may not be achieved as expected, or at all, or may be delayed. To the extent that we incur higher integration costs or achieve lower revenue benefits or fewer cost savings than expected, our results of operations and financial condition may be materially and adversely affected.

Risk Factors Relating to the Transition to IFRS

Our financial information prepared under IFRS is preliminary and subject to change

We will be reporting under IFRS for the year ended December 31, 2010, with an official IFRS adoption date as of December 31, 2010. Our first quarter 2010 unaudited condensed consolidated financial information incorporated by reference and presented in this prospectus supplement has been prepared in accordance with IFRS that are currently in effect, which might be different from those that will be in effect as of the December 31, 2010 adoption date. Accordingly, our first quarter 2010 unaudited condensed consolidated financial information is preliminary and subject to change.

Our financial information prepared under IFRS is not comparable to our financial information prepared under Mexican FRS

Our first quarter 2010 unaudited condensed consolidated financial information incorporated by reference and presented in this prospectus supplement has been prepared in accordance with IFRS. IFRS differs in certain significant respects from Mexican FRS and U.S. GAAP. An analysis of the main adjustments and reclassifications made by us in order to restate in accordance with IFRS our financial information previously reported under Mexican FRS as of March 31, 2009 and December 31, 2009 and for the three-month period ended March 31, 2009 and the year ended December 31, 2009 is set forth in Note 2(c) to our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement. As a result, our first quarter 2010 unaudited condensed consolidated financial information is not comparable to our financial information as of and for the year ended December 31, 2009 prepared under Mexican FRS.

ACQUISITIONS OF CARSO GLOBAL TELECOM AND TELMEX INTERNACIONAL

On June 16, 2010, we completed the Acquisitions as follows:

•	The CGT Acquisition. We acquired 99.44% of the outstanding shares of CGT in exchange for AMX L Shares. The CGT Acquisition was made by means of a public exchange offer.

•

The TII Acquisition. We acquired 93.56% of the outstanding TII L Shares and TII A Shares directly, in exchange for cash and AMX L Shares and, indirectly, through the CGT Acquisition. The TII Acquisition was made by means of a public tender offer and exchange offer, in which holders of TII L Shares and TII A Shares elected whether to receive cash or AMX L Shares.

Telmex Internacional provides a wide range of telecommunications services in Brazil, Colombia and other countries in Latin America. CGT is a holding company with controlling interests in Telmex Internacional and Telmex, a leading Mexican telecommunications provider. We believe that the Acquisitions will enable us to achieve synergies between our business and that of Telmex Internacional.

Of the TII A Shares and TII L Shares (including shares represented by ADSs) tendered, cash elections were made with respect to approximately 2,297 million shares. On June 16, 2010, we paid approximately Ps.26,784 million (equivalent to approximately U.S.$2,126 million, based on the June 16, 2010 exchange rate of Ps.12.5974 to U.S.$1.00) to tendering shareholders of Telmex Internacional who elected to receive cash, and we issued approximately 1,349 million AMX L Shares (including AMX L Shares represented by ADSs) to tendering shareholders of Telmex Internacional who elected to receive shares. Tendering holders of Telmex Internacional ADSs are expected to receive cash or AMX L Shares in the form of ADSs on June 18, 2010. We also issued approximately 7,089 million AMX L Shares (including AMX L Shares represented by ADSs) to tendering shareholders of CGT.

As a result of the Acquisitions, América Móvil had 40,546,724,182 shares of capital stock outstanding as of June 16, 2010.

Carso Global Telecom

CGT is a holding company the principal assets of which consist of shares of Telmex Internacional and shares of Telmex. Based on beneficial ownership reports filed with the SEC, CGT holds, directly or indirectly, 48.7% of the outstanding Telmex Series L Shares (“TMX L Shares”), 23.3% of the outstanding Telmex Series A Shares (“TMX A Shares”) and 73.9% of the outstanding Telmex Series AA Shares (“TMX AA Shares”) (in the aggregate, 59.4% of all outstanding shares of Telmex). As of February 28, 2010, CGT owned 50.9% of the outstanding TII L Shares, 23.3% of the outstanding TII A Shares and 73.9% of Telmex Internacional’s outstanding series AA shares (in the aggregate, 60.7% of all outstanding shares of Telmex Internacional). These figures take into account certain forward share purchase transactions between CGT and certain financial institutions pursuant to which CGT is obligated to purchase and the financial institutions are obligated to sell TII L Shares or TMX L Shares at fixed prices. Without taking into account the TII L Shares subject to the forward share purchase transactions, CGT owned 32.0% of the outstanding Series L shares of Telmex (in the aggregate, 50.5% of all outstanding shares of Telmex) and 33.3% of the outstanding TII L Shares (in the aggregate, 51.4% of all outstanding shares of Telmex Internacional).

As of March 31, 2010, CGT’s indebtedness was Ps.28,171 million (U.S.$2,260 million), excluding the indebtedness of its consolidated subsidiaries Telmex and Telmex Internacional.

Telmex Internacional

Telmex Internacional is a Mexican holding company, providing through its subsidiaries in Brazil, Colombia, Argentina, Chile, Peru and Ecuador, a wide range of telecommunications services. These services include voice, data and video transmission, Internet access and integrated telecommunications solutions; pay cable and satellite television; and print and Internet-based yellow pages directories in Mexico, the United States, Argentina, Peru and Colombia.

Telmex Internacional’s principal business is in Brazil, which accounts for nearly 80% of its total revenues. Telmex Internacional operates in Brazil through Embratel Participações S.A. and its subsidiaries. We refer to Embratel Participações S.A. and, where the context requires, its consolidated subsidiaries as “Embratel.”

The following is a summary of Telmex Internacional’s business by geographic market:

•

Brazil. Through Embratel, Telmex Internacional is one of the leading providers of telecommunications services in Brazil. Its principal service offerings in Brazil include domestic and international long-distance, local telephone service, data transmission, direct-to-home (DTH) satellite television services and other communications services, though Embratel is evolving from being a long-distance revenue-based company to being an integrated telecommunications provider. Through Embratel’s high-speed data network, Telmex Internacional offers a broad array of products and services to a substantial number of Brazil’s 500 largest corporations. In addition, through Embratel’s partnership in Net Serviços de Comunicação S.A., the largest cable television operator in Brazil with a network that passes approximately 10.8 million homes, Telmex Internacional offers “triple play” services in Brazil.

•

Colombia. Telmex Internacional operates in Colombia through Telmex Colombia S.A. and several cable television subsidiaries that Telmex Internacional has acquired beginning in October 2006, with a network that passes 4.9 million homes. Telmex Internacional offers pay television, data solutions, access to the Internet and voice services. Telmex Internacional also bundles these services through double and triple play offerings.

•

Argentina. In Argentina, Telmex Internacional provides data transmission, Internet access and local and long-distance voice services to corporate and residential customers, data administration and hosting through two data centers and a yellow pages directory in print and on the Internet. Modular Internet and telephone access through WiMax in the 3.5 GHz frequency and GPON technologies is in the process of being deployed to service small- to medium-sized businesses.

•

Chile. In Chile, Telmex Internacional provides to small- and medium-sized businesses, as well as to larger corporate customers, data transmission, long-distance and local telephony, private telephony, virtual private and long-distance networks, dedicated Internet access and high capacity media services, along with other advanced services. Telmex Internacional also services the residential market with long-distance telephone services, broadband, local telephony and pay cable and digital satellite television. Telmex Internacional’s nationwide wireless network in the 3.4-3.6 GHz frequency employs WiMax technology.

•

Peru. In Peru, Telmex Internacional provides data transmission, Internet access, fixed-line telephony including domestic and international long-distance, public telephony, application-managed services for residential and corporate clients, virtual private networks, pay television as well as a yellow pages directory in print and on the Internet. Through its acquisition of cable television capabilities in Peru, Telmex Internacional has a network that passes approximately 300,000 homes. Telmex Internacional recently began offering wireless telephony using CDMA 450 MHz technology in the interior provinces of the country. Telmex Internacional also employs a WiMax platform in the 3.5 GHz frequency.

•

Yellow pages. Telmex Internacional’s yellow pages business operates in five countries and it publishes a total of 179 directories. 124 of these directories are published in Mexico with presence in all of the states and Mexico City, 36 directories are published in 23 states of the United States with particular focus on Hispanic markets, two directories are published in Peru in the city of Lima, and two directories are published in Argentina in the city of Buenos Aires. In Colombia, operations began in 2009 with two directories published in the city of Cali.

•

Ecuador. Telmex Internacional entered the telecommunications market in Ecuador in March 2007 as a competitive alternative to local incumbents in the residential and business segments, and it offers a wide array of voice, data, and Internet services, as well as pay television.

•

Uruguay. In Uruguay, Telmex Internacional provides data solutions, Internet access, international long-distance, data center services and international managed voice, data and video services to corporate and residential customers.

Telmex Internacional is a sociedad anónima bursátil de capital variable organized under the laws of Mexico, with its principal executive offices at Avenida de los Insurgentes 3500, Colonia Peña Pobre, Delegación Tlalpan, 14060 México, D.F., México. The telephone number of Telmex Internacional at this location is 52 (55) 5223-3200.

Telmex

Telmex is a sociedad anónima bursátil de capital variable organized under the laws of Mexico. Substantially all of Telmex’s operations are conducted in Mexico. Telmex owns and operates a fixed-line telecommunications system in Mexico, where it is the only nationwide provider of fixed-line telephone services. Telmex also provides other telecommunications and telecommunications-related services such as corporate networks, Internet access services, information network management, telephone and computer equipment sales and interconnection services to other carriers.

In September 2000, Telmex transferred its Mexican wireless business and foreign operations at the time to América Móvil in an escisión, or split-up. Beginning in 2004, Telmex expanded its operations outside Mexico through a series of acquisitions in Brazil, Argentina, Chile, Colombia, Peru, Ecuador and the United States. In December 2007, Telmex transferred its Latin American and yellow pages directory businesses to Telmex Internacional in a second escisión.

The Acquisitions

The purpose of the Acquisitions is to permit us to combine our wireless communications services with Telmex Internacional’s voice, data and video transmission, Internet access and other telecommunications services in Brazil, Colombia and the Latin American countries other than Mexico where both companies conduct operations. We also acquired a controlling interest in Telmex.

We believe that the telecommunications industry has evolved in recent years, resulting in integrated technological platforms that provide combined voice, data and video services. Also, recent developments in software applications, functionality and equipment are paving the way for a significant increase in demand for data services throughout Latin America. We believe that we would be in a position to offer integrated telecommunications services to our customers in those countries in Latin America in which both we and Telmex Internacional operate, regardless of the technological platform that generates the demand at any given time.

We expect to be able to achieve synergies and pursue growth opportunities throughout Latin America and particularly in Brazil, Chile, Argentina, Colombia, Peru, Ecuador and Uruguay. The combination will permit a more efficient use of the networks, information systems, management and personnel of the operating companies, and will enable us to offer more integrated and universal services to our customers. We also expect the combined businesses will be in a stronger position in negotiations with major suppliers and will be better able to implement new technologies.

We cannot provide any assurances that any synergies will result from the Acquisitions. The creditors of us and Telcel, including the holders of the notes, will not have any claim against the assets or cash flows of CGT, Telmex, Telmex Internacional or any of their subsidiaries.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

América Móvil Selected Historical Audited Consolidated Financial Data

This prospectus supplement incorporates by reference our audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years ended December 31, 2007, 2008 and 2009. Our consolidated financial statements have been prepared in accordance with Mexican FRS and are presented in Mexican pesos. The financial statements of our non-Mexican subsidiaries have been adjusted to conform to Mexican FRS and translated to Mexican pesos. See Note 2(a)(ii) to our audited consolidated financial statements.

Mexican FRS differs in certain respects from U.S. GAAP. Note 21 to the audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to us, a reconciliation to U.S. GAAP of net income and total shareholder’s equity and a cash flow statement for the year ended December 31, 2007 under U.S. GAAP.

Under Mexican FRS, our financial statements for periods ending prior to January 1, 2008 recognized the effects of inflation on financial information. Inflation accounting under Mexican FRS had extensive effects on the presentation of our financial statements through 2007. See Note 2f to our audited consolidated financial statements.

Beginning with the year ended December 31, 2012, Mexican issuers with securities listed on a Mexican securities exchange will be required to prepare financial statements in accordance with IFRS as adopted by the IASB. Issuers may voluntarily report using IFRS before the change in the reporting standards becomes mandatory. We have begun presenting financial statements in accordance with IFRS for the year ended December 31, 2010, with an official IFRS adoption date as of December 31, 2010 and a transition date to IFRS of January 1, 2009. The first quarter 2010 unaudited condensed consolidated financial information incorporated by reference herein is presented based on the IFRS that are currently in effect, which might be different from those that are actually in effect at the December 31, 2010 adoption date. Accordingly, our first quarter 2010 unaudited condensed consolidated financial information is preliminary and subject to change.

On December 13, 2006, our shareholders approved the merger of América Telecom, S.A.B. de C.V., or “Amtel,” our then controlling shareholder, and its subsidiary Corporativo Empresarial de Comunicaciones, S.A. de C.V., or “Corporativo,” with us. As a result of the merger, we assumed assets and liabilities based on Amtel’s unaudited financial statements as of October 31, 2006. In accordance with Mexican FRS, the merger with Amtel has been accounted for on a historical basis similar to a pooling of interest basis and we have adjusted our financial information and selected financial information presented in this prospectus supplement to include the consolidated assets, liabilities and results of operations of Amtel for periods presented up to December 31, 2006.

The selected financial and operating information set forth below has been derived in part from our audited consolidated financial statements, which have been reported on by Mancera S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm. The selected financial and operating information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of and for the year ended December 31,(1)
	2005(10)(12)	2006(10)(12)	2007(10)(11)(12)	2008(10)(12)	2009(10)	2009
	(2009 and 2008 in millions of Mexican pesos, previous years in millions of constant Mexican pesos as of December 31, 2007)(2)					(millions of U.S. dollars)(*)
Income Statement Data:
Mexican FRS
Operating revenues	Ps.196,638	Ps.243,005	Ps.311,580	Ps.345,655	Ps.394,711	U.S.$	30,225
Operating costs and expenses	159,928	181,971	226,386	250,109	290,502		22,246
Depreciation and amortization	22,955	27,884	40,406	41,767	53,082		4,065
Operating income	36,710	61,034	85,194	95,546	104,209		7,980
Comprehensive financing (income) cost	2,790	28	387	13,865	2,982		228
Net income	33,127	44,509	58,697	59,575	76,998		5.896
Earnings per share:
Basic(3)	0.92	1.25	1.67	1.74	2.35		0.18
Diluted(3)	0.92	1.25	1.67	1.74	2.35		0.18
Dividends declared per share(4)	0.37	0.10	1.20	0.26	0.80		0.06
Dividends paid per share(5)	0.37	0.12	1.20	0.26	0.80		0.06

Weighted average number of shares outstanding (millions)(6):
Basic	35,766	35,459	35,149	34,220	32,738
Diluted	35,766	35,459	35,149	34,220	32,738

U.S. GAAP
Operating revenues(7)	Ps.183,417	Ps.231,509	Ps.299,335	Ps.330,712	Ps.377,589	U.S.$	28,915
Operating costs and expenses	149,415	172,170	220,294	237,737	275,392		21,089
Depreciation and amortization	25,037	30,020	46,698	43,961	55,139		4,222
Operating income	34,002	59,339	79,041	92,975	102,198		7,826
Comprehensive financing (income) cost	(140)	(1,084)	(267)	19,629	2,864		219
Net income	33,102	40,726	55,529	54,252	74,360		5,694
Earnings per share:
Basic(3)	0.92	1.15	1.58	1.58	2.27		0.17
Diluted(3)	0.92	1.15	1.58	1.58	2.27		0.17

(Footnotes on following page)

	As of and for the year ended December 31,(1)
	2005(10)(12)	2006(10)(12)	2007(10)(11)(12)	2008(10)(12)	2009(10)	2009
	(2009 and 2008 in millions of Mexican pesos, previous years in millions of constant Mexican pesos as of December 31, 2007)(2)					(millions of U.S. dollars)(*)
Balance Sheet Data:
Mexican FRS
Property, plant and equipment, net	Ps.120,734	Ps.143,090	Ps.167,084	Ps.209,897	Ps.227,049	U.S.$	17,387
Total assets	249,171	328,325	349,121	435,455	453,008		34,690
Short-term debt and current portion of long-term debt	22,176	26,214	19,953	26,731	9,168		702
Long-term debt	68,346	89,038	84,799	116,755	101,741		7,791
Total shareholders’ equity(8)	77,909	113,747	126,858	144,925	177,906		13,624
Capital stock	36,565	36,555	36,552	36,532	36,524		2,797
Number of outstanding shares (millions)(6)(9)
AA Shares	10,915	10,859	11,712	11,712	11,712
A Shares	761	571	547	480	451
L Shares	23,967	23,872	22,638	21,058	20,121

U.S. GAAP
Property, plant and equipment, net	Ps.136,871	Ps.156,449	Ps.177,424	Ps.212,264	Ps.227,349	U.S.$	17,410
Total assets	268,479	349,564	363,075	443,544	459,164		35,161
Short-term debt and current portion of long-term debt	22,176	26,213	19,953	26,731	9,168		702
Long-term debt	68,346	89,037	84,799	116,755	101,741		7,791
Capital stock	37,026	37,017	37,014	36,994	36,986		2,832
Total equity	Ps. 93,359	Ps.125,593	Ps.137,660	Ps.151,895	Ps.190,051		14,553

Subscriber Data:
Number of subscribers (in thousands)	93,329	124,776	157,287	186,568	204,761
Subscriber growth	52.70%	33.70%	23.20%	18.60%	9.8%

(*)	We have translated U.S. dollar amounts from Mexican pesos at the exchange rate of Ps.13.0587 to U.S.$1.00, which was the rate reported by Banco de México for December 31, 2009, as published in the Official Gazette.
(1)	In accordance with Mexican FRS, the merger with Amtel has been accounted for on a historical basis similar to a pooling of interest basis and we have adjusted our financial information and selected financial information presented in this prospectus to include the consolidated assets, liabilities and results of operations of Amtel for periods presented up to December 31, 2006.
(2)	Except per share, share capital and subscriber data.
(3)	We have not included earnings or dividends on a per American depositary share (“ADS”) basis. Each América Móvil Series L ADS represents 20 AMX L Shares and each América Móvil Series A ADS represents 20 América Móvil Series A Shares.
(4)	Nominal amounts. Figures provided represent the annual dividend declared at the general shareholders’ meeting and for 2005, 2007 and 2009 include special dividends of Ps. 0.30 per share, Ps. 1.0 per share and Ps. 0.50 per share, respectively.
(5)	Nominal amounts (except for 2009). For more information on dividends paid per share translated into U.S. dollars, see “Financial Information—Dividends” in the América Móvil 2009 Form 20-F. Amount in U.S. dollars translated at the exchange rate on each of the respective payment dates.

(6)	All L Share figures have been adjusted retroactively to reflect a reduction in AMX L Shares as a result of our merger with Amtel. The increase in América Móvil Series AA shares (“AMX AA Shares”) between 2006 and 2007 was due to the exchange of shares of Amtel for our shares in connection with our merger with Amtel. Subject to certain restrictions, the shareholders of Amtel were free to elect to receive AMX L Shares or AMX AA Shares.
(7)	The differences between our Mexican FRS and U.S. GAAP operating revenues include the reclassification of (1) the application of ASC 605-50, “Customer Payments and Incentives,” which we have applied to all periods presented in this table and which resulted in a reclassification of certain commissions paid to distributors from commercial, administrative and general expenses under Mexican FRS to reductions in operating revenues under U.S. GAAP, and (2) the application of ASC 605-25, “Multiple Element Arrangements,” which addresses certain aspects of accounting for sales that involved multiple revenue generating products and/or services sold under a single contractual agreement. See Note 21 to our audited consolidated financial statements.
(8)	Includes non-controlling interest.
(9)	As of year-end.
(10)	Note 2z.3 to our audited consolidated financial statements describes new accounting pronouncements under Mexican FRS that came into force in 2008 and 2009. The pronouncements that became effective on January 1, 2008 and 2009, were fully implemented in the financial statements included in this prospectus supplement. These new accounting pronouncements were applied on a prospective basis. As a result, the financial statements of prior years, which are presented for comparative purposes, have not been modified and may not be comparable to our financial statements for 2009 and 2008.
(11)	Beginning in 2007, we capitalize interest under Mexican FRS.
(12)	Net income and shareholder’s equity information for prior years were retrospectively adjusted for presentation and disclosure purposes, in accordance with amendments to Accounting Standards Codification (ASC) 810, Consolidation. ASC 810 states that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements, and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.

América Móvil Historical Unaudited Condensed Consolidated Interim Financial Data

This prospectus supplement incorporates by reference our unaudited interim condensed consolidated financial statements as of March 31, 2010 and 2009 and for the three-month periods ended March 31, 2010 and 2009 prepared in conformity with IFRS. The first quarter 2010 and 2009 unaudited condensed consolidated financial information incorporated by reference herein is presented based on the IFRS that are currently in effect, which might be different from those that are actually in effect at the December 31, 2010 adoption date. Accordingly, our first quarter 2010 and 2009 unaudited condensed consolidated financial information is preliminary and subject to change.

IFRS differs in certain significant respects from Mexican FRS and U.S. GAAP. As a result, our financial information presented under IFRS is not comparable to our financial information presented under Mexican FRS as of December 31, 2009. An analysis of the main adjustments and reclassifications made by us in order to restate in accordance with IFRS our financial information previously reported under Mexican FRS as of March 31, 2009 and December 31, 2009 and for the three-month period ended March 31, 2009 and the year ended December 31, 2009 is set forth in Note 2(c) to our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement.

Income Statement Data (under IFRS)	For the three-month period ended March 31,
	2009	2010	2010
	(in thousands of Mexican pesos, except for earnings per share)		(in millions of U.S. dollars)(*)
Operating revenues:
Net service revenues	Ps.80,279,107	Ps. 87,641,061	U.S.$	7,032
Net sale of equipment and accessories	9,587,544	11,038,613		886

Total net revenues	89,866,651	98,679,674		7,917

Operating costs and expenses:
Cost of terminal equipment and accessories	17,473,670	17,958,029		1,441
Cost of services	20,636,631	23,178,012		1,860
Commercial, administrative and general expenses	14,153,007	15,259,569		1,224
Depreciation and amortization	11,133,363	12,885,737		1,034

Total operating costs and expenses	63,396,671	69,281,347		5,559

Operating profit	26,469,980	29,398,327		2,359

Financing cost:
Interest income	501,154	550,909		44
Interest expense	(2,160,588)	(1,887,221)		(151)
Exchange gain (loss), net	(2,229,155)	2,164,612		174
Other financing (costs) income, net	593,510	(2,863,879)		(230)

Total financing cost	(3,295,079)	(2,035,579)		(163)

Equity interest in net profit of associate	60,087	11,207		1

Profit before income tax	23,234,988	27,373,955		2,196
Income tax expense	6,656,238	10,484,637		841

Profit for the period	16,578,750	16,889,318		1,355

Other comprehensive income items:
Effect of translation of foreign entities	(2,205,356)	(10,433,878)		(837)

Total other comprehensive income items for the Period	(2,205,356)	(10,433,878)		(837)

Total comprehensive income for the period	Ps.14,373,394	Ps. 6,455,440	U.S.$	518

Profit for the period attributable to:
Equity holders of the parent	Ps.16,559,613	Ps. 16,873,962	U.S.$	1,354
Non-controlling interests	19,137	15,356		1

	Ps.16,578,750	Ps. 16,889,318	U.S.$	1,355

Comprehensive income for the period attributable to:
Equity holders of the parent	Ps.14,366,131	Ps. 6,468,965	U.S.$	519
Non-controlling interests	(7,263)	(13,525)		(1)

	Ps.14,373,394	Ps. 6,455,440	U.S.$	518

Earnings per share (basic and diluted in Mexican pesos and U.S. dollars)	Ps. 0.50	Ps. 0.52	U.S.$	0.0417

(Footnotes on following pages)

Balance Sheet Data (under IFRS)	As of March 31,
	2010	2010
	(in thousands of Mexican pesos)	(in millions of U.S. dollars)(*)
Assets
Current assets:
Cash and cash equivalents	Ps.114,016,836	U.S.$	9,148
Accounts receivable, net	50,556,041		4,056
Related parties(1)	709,338		57
Inventories	19,677,090		1,580
Other current assets, net	7,230,638		580

Total current assets	192,189,943		15,420

Non-current assets:
Property, plant and equipment(2)	210,017,174		16,850
Licenses	37,773,863		3,031
Trademarks	3,661,791		294
Goodwill	45,860,626		3,679
Investment in associate and others	968,778		78
Deferred taxes	15,235,442		1,222
Other non-current assets, net	6,847,206		549

Total assets	Ps.512,554,823	U.S.$	41,123

Liabilities and equity
Current liabilities:
Short-term debt and current portion of long-term debt(3)	Ps. 7,346,922	U.S.$	589
Accounts payable and accrued liabilities	87,403,730		7,012
Taxes payable	18,752,042		1,504
Derivative financial instruments(4)	1,865,542		150
Related parties(1)	865,933		69
Deferred revenues	17,288,547		1,387

Total current liabilities	133,522,716		10,713
Long-term debt(3)	173,065,719		13,885
Deferred taxes	14,967,742		1,201
Employee benefits	10,823,512		868

Total liabilities	332,379,689		26,667

Equity(5) :
Capital stock	26,745,804		2,146

Retained earnings:
Prior years	133,004,664		10,671
Profit for the period	16,873,962		1,354

Total retained earnings	149,878,626		12,025
Effect of translation of foreign entities	2,831,790		227

Equity attributable to equity holders of the parent	179,456,220		14,398
Non-controlling interests	718,914		58

Total equity	180,175,134		14,456

Total liabilities and equity	Ps.512,554,823	U.S.$	41,123

(Footnotes on following page)

(*)	We have translated U.S. dollar amounts from Mexican pesos at the exchange rate of Ps. 12.4640 to U.S.$1.00, which was the rate reported by the Banco de México for March 31, 2010, as published in the Official Gazette.
(1)	See Note 6 to our unaudited interim condensed consolidated financial statements incorporated by reference to this prospectus supplement.
(2)	See Note 3 to our unaudited interim condensed consolidated financial statements incorporated by reference to this prospectus supplement.
(3)	See Note 5 to our unaudited interim condensed consolidated financial statements incorporated by reference to this prospectus supplement.
(4)	See Note 4 to our unaudited interim condensed consolidated financial statements incorporated by reference to this prospectus supplement.
(5)	See Note 7 to our unaudited interim condensed consolidated financial statements incorporated by reference to this prospectus supplement.

Telmex Internacional Selected Historical Consolidated Financial Data

This prospectus supplement incorporates by reference the audited consolidated financial statements of Telmex Internacional as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Telmex Internacional’s audited consolidated financial statements have been prepared in accordance with Mexican FRS, which differ in certain respects from U.S. GAAP. Note 19 to Telmex Internacional’s audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to it; a reconciliation to U.S. GAAP of net income and total stockholders’ equity; and condensed financial statements under U.S. GAAP.

This prospectus supplement incorporates by reference Telmex Internacional’s interim financial information as of and for the three-month period ended March 31, 2010 prepared in conformity with Mexican FRS.

Due to the adoption of Mexican FRS B-10, effective January 1, 2008, Telmex Internacional ceased to recognize the effects of inflation on its financial information. Prior to 2008, inflation accounting had extensive effects on the presentation of Telmex Internacional’s financial statements. Telmex Internacional’s financial information for periods prior to December 31, 2007 is presented in constant pesos as of December 31, 2007, while its financial information for 2009 and 2008 is presented in nominal pesos. See Note 2(c) to Telmex International’s audited consolidated financial statements. In Telmex Internacional’s financial information for 2009 and 2008, inflation adjustments for prior periods have not been removed from stockholders’ equity, and the re-expressed amounts for non-monetary assets at December 31, 2007 became the accounting basis for those assets beginning on January 1, 2008 and for subsequent periods, as required by Mexican FRS.

Telmex Internacional was established on December 26, 2007, pursuant to a procedure under Mexican law called an escisión, or the “Escisión,” which spun off the Latin American and yellow pages businesses of Telmex. The audited consolidated financial statements and the summary financial data provided below for the dates and periods prior to the effective date of the Escisión, which was December 26, 2007, under Mexican FRS, include the historical operations of the entities transferred by Telmex to Telmex Internacional in the Escisión that established Telmex Internacional. See Note 1 to Telmex Internacional’s audited consolidated financial statements.

The selected consolidated financial data set forth below have been derived from Telmex Internacional’s audited consolidated financial statements for each of the five years in the period ended December 31, 2009, which have been reported on by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Telmex Internacional’s audited consolidated financial statements and notes thereto incorporated by reference in this prospectus.

	As of and for the year ended December 31,
	2005	2006(2)	2007	2008(1)	2009(1)
	(2009 and 2008 in millions of Mexican pesos, previous years in millions of constant Mexican pesos as of December 31, 2007, except share and per share data)
Income Statement Data:
Mexican FRS:
Operating revenues	Ps.61,346	Ps. 65,520	Ps. 67,760	Ps. 76,005	Ps. 92,540
Operating costs and expenses	54,177	62,204	57,430	67,082	81,488
Operating income	7,169	3,316	10,330	8,923	11,052
Net income	4,586	3,018	7,014	5,631	9,563
Majority interest	3,180	2,353	6,464	5,535	9,105
Earnings per share(3)	0.14	0.11	0.33	0.30	0.50
Weighted average number of shares outstanding (millions)	22,893	20,948	19,766	18,596	18,157

U.S. GAAP:
Operating revenues	Ps.46,349	Ps. 53,924	Ps. 67,760	Ps. 76,005	Ps. 92,540
Operating costs and expenses	41,169	51,641	58,172	67,716	82,313
Operating income	5,180	2,283	9,588	8,288	10,227
Net income(4)	2,955	1,702	5,739	3,277	8,587
Earnings per share(3)	0.13	0.08	0.29	0.18	0.46
Dividends per share(5)	—	—	—	0.15	0.17

Balance Sheet Data:
Mexican FRS:
Plant, property and equipment, net	Ps.44,198	Ps. 47,271	Ps. 50,494	Ps. 58,479	Ps. 80,124
Total assets	94,119	108,181	129,281	131,513	174,301
Short-term debt and current portion of long-term debt	1,711	4,932	4,713	14,728	12,667
Long-term debt	9,196	12,558	11,269	10,895	21,130
Total stockholders’ equity	61,898	61,697	85,534	80,125	99,485
Capital stock	—	—	17,829	17,173	16,978

U.S. GAAP:
Plant, property and equipment, net	Ps.34,657	Ps. 42,053	Ps. 58,672	Ps. 65,349	Ps. 88,449
Total assets	67,470	89,340	136,177	135,141	186,841
Short-term debt and current portion of long-term debt	1,711	4,932	4,713	14,728	12,667
Long-term debt	6,645	9,923	10,855	10,411	20,677
Total equity(4)	44,504	51,956	91,563	85,837	111,948
Capital stock	—	—	17,829	17,173	16,978

(1)	New accounting pronouncements under Mexican FRS that became effective in 2009 and 2008 were applied on a prospective basis. As a result, the financial statements of prior years, which are presented for comparative purposes, have not been modified and may not be comparable to our financial statements for 2009 and 2008.

(2)	Telmex Internacional’s results of operations in 2006 were affected by several items relating to Brazilian tax proceedings. Under commercial, general and administrative costs, Telmex Internacional recorded (a) a charge of Ps. 4,210 million related to Embratel’s settlement of a dispute over Embratel’s liability for value added tax and (b) a provision of Ps. 1,467 million for penalties and monetary correction related to income tax on incoming international long distance service. Under other expenses (income), net Telmex Internacional recorded (a) other income of Ps. 3,919 million representing the monetary gain and accrued interest related to taxes Embratel paid between 1990 and 1994 and became entitled to recover in 2006 and (b) other expenses of Ps. 1,862 million representing the monetary gain and interest accrued related to back income tax Embratel was required to pay in 2006 on incoming international long distance service for prior periods.
(3)	Based on the weighted average numbers of shares of Telmex in 2007 and prior years. Telmex Internacional has not presented net income on a per ADS basis. Each TII L ADS represents 20 TII L Shares, and each TII A ADS represents 20 TII A Shares.
(4)	Information for prior years was retrospectively adjusted for presentation and disclosure purposes, in accordance with amendments to Accounting Standards Codification (ASC) 810, Consolidation. See Note 19 to Telmex Internacional’s audited consolidated financial statements. ASC 810 states that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements, and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.
(5)	The dividend of Ps. 0.15 per share declared at the general shareholders meeting held in July 2008 was paid in equal installments of Ps. 0.075 per share. Holders of TII ADSs were paid a U.S. dollar equivalent of U.S.$0.144 per TII ADS in September 2008 and U.S.$0.111 per TII ADS in December 2008 (based on the exchange rate applicable on each payment date). The dividend of P.0.17 per share declared at the general shareholders’ meeting held in April 2007 was paid in equal installments of P.0.085 per share. Holders of TII ADSs were paid a U.S. dollar equivalent of U.S.$0.128 per TII ADS in August 2009 and U.S.$0.131 per TII ADS in November 2009 (based on the exchange rate applicable on each payment date).

Telmex Selected Historical Consolidated Financial and Operating Data

This prospectus supplement incorporates by reference the audited consolidated financial statements of Telmex as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Telmex’s audited consolidated financial statements have been prepared in accordance with Mexican FRS, which differ in certain respects from U.S. GAAP. Note 17 to Telmex’s audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to it; a reconciliation to U.S. GAAP of net income and total stockholders’ equity; and condensed financial statements under U.S. GAAP.

This prospectus supplement incorporates by reference Telmex’s interim financial information as of and for the three-month period ended March 31, 2010 prepared in conformity with Mexican FRS.

The selected consolidated financial data set forth below have been derived from our audited consolidated financial statements for each of the five years in the period ended December 31, 2009, which have been reported on by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Telmex’s consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

	As of and for the year ended December 31,
	2005	2006	2007	2008(2)	2009(2)
	(2009 and 2008 in millions of pesos, previous years in millions of constant pesos as of December 31, 2007, except share and per share data)
Income Statement Data:
Mexican FRS:
Operating revenues	Ps.131,449	Ps.129,755	Ps.130,768	Ps.124,105	Ps.119,100
Operating costs and expenses	85,210	83,491	86,884	84,362	84,736
Operating income	46,239	46,264	43,884	39,743	34,364
Financing cost, net	5,699	3,770	3,349	9,233	4,314
Income from continuing operations, net of income tax	27,263	27,701	28,889	20,177	20,469
Income from discontinued operations, net of income tax	4,926	2,615	7,166	—	—
Net income	32,189	30,316	36,055	20,177	20,469

U.S. GAAP:
Operating revenues	131,449	129,755	130,768	124,105	119,100
Operating costs and expenses	89,782	87,676	89,983	85,749	87,128
Operating income	41,667	42,079	40,785	38,356	31,972
Income from continuing operations, net of income tax	26,221	27,087	28,985	19,782	19,818
Income from discontinued operations, net of income tax	3,100	1,081	6,848	2,173	—
Net income(3)	29,321	28,168	35,833	21,955	19,818

Balance Sheet Data:
Mexican FRS:
Plant, property and equipment, net	Ps.130,088	Ps.124,613	Ps.120,649	Ps.112,865	Ps.104,305
Total assets from continuing operations	200,793	188,182	172,826	187,125	178,355
Total assets from discontinued operations	93,980	107,366	—	—	—
Total assets	294,773	295,548	172,826	187,125	178,355
Short-term debt and current portion of long-term debt	14,501	9,041	12,282	22,883	19,769
Long-term debt	75,696	81,376	79,180	84,172	83,105
Total stockholders’ equity	135,879	121,321	42,159	39,371	38,321
Capital stock	29,728	28,011	9,403	9,139	9,020

U.S. GAAP:
Plant, property and equipment, net	136,824	130,215	124,825	115,676	106,453
Total assets from continuing operations	207,272	183,815	163,263	177,033	167,453
Total assets from discontinued operations	70,466	87,807	132,191
Total assets	277,738	271,622	295,454	177,033	167,453
Short-term debt and current portion of long-term debt	14,501	9,041	12,282	22,883	19,769
Long-term debt	75,696	81,376	79,180	84,172	83,105
Total equity(2)	117,935	103,195	122,414	11,309	7,465
Capital stock	29,728	28,011	27,231	9,139	9,020

(Footnotes on following page)

	December 31,
	2005	2006	2007	2008	2009
Operating Data:
Billed lines (thousands)(3)	18,375	18,251	17,800	17,589	15,882
Internet access accounts (thousands)	2,116	2,660	3,320	5,217	6,651
Billed lines per employee(3)	399.6	402.0	401.8	413.8	384.5
Domestic long-distance call minutes for the year (millions)	17,853	18,108	18,275	19,687	19,837
International long-distance call minutes for the year (millions)(4)	7,131	8,997	9,531	8,733	7,526
Total local calls (millions)	26,680	26,575	24,892	22,583	20,835
Prepaid telephone service cards sold (millions)	258	230	187	120	83

(1)	Note 1 to Telmex’s audited consolidated financial statements describes new accounting pronouncements under Mexican FRS that became effective in 2009 and 2008. The pronouncements that became effective on January 1, 2009 and 2008, were fully implemented in Telmex’s financial statements for 2009 and 2008. These new accounting pronouncements were applied on a prospective basis. As a result, the financial statements of prior years, which are presented for comparative purposes, have not been modified and may not be comparable to Telmex’s financial statements for 2009 and 2008.
(2)	Prior years were retrospectively adjusted for presentation and disclosure purposes, in accordance with amendments to ASC 810 Consolidation. See Note 17. Differences between Mexican FRS and U.S. GAAP to Telmex’s audited consolidated financial statements. ASC 810 states that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements, and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.
(3)	Until 2008, includes lines with at least two months behind on bill payments.
(4)	Includes incoming and outgoing traffic.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following table presents unaudited pro forma condensed combined financial information under Mexican FRS and U.S. GAAP, as indicated for the year ended December 31, 2009 for América Móvil, assuming the completion of the Acquisitions. We are presenting the unaudited pro forma condensed combined financial information, prepared in accordance with Mexican FRS and U.S. GAAP, to show what the results of operations and financial position of the combined businesses of América Móvil, Telmex Internacional and CGT might have looked like had these exchange offers been completed at the beginning of the period. This information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had the Acquisitions occurred on the dates assumed, nor is the information necessarily indicative of the future results of operations or financial position of the integrated companies. See the Pro Forma 6-K for an explanation of the basis of preparation of these data, including the assumptions underlying them and the limitations thereof.

	As of and for the year ended December 31, 2009
	(in millions of Mexican pesos)	(in millions of U.S. dollars)(*)
Mexican FRS
Total assets	Ps.820,614	U.S.$	62,840
Total liabilities	517,884		39,658
Total shareholder’s equity	302,730		23,182
Operating revenues	578,474		44,297
Operating income	149,899		11,478
Net income	105,436		8,073

U.S. GAAP
Total equity	Ps.420,520	U.S.$	32,202
Net income	98,113		7,513

(*)	We have translated U.S. dollar amounts from constant Mexican pesos at the exchange rate of Ps.13.0587 to U.S.$1.00, which was the rate reported by the Banco de México for December 31, 2009, as published in the Official Gazette.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2009 in accordance with Mexican FRS and U.S. GAAP. The following table does not give pro forma effect to the completion of the Acquisitions.

	Year ended December 31,
	2005	2006	2007	2008	2009
Mexican FRS(1)	4.6	7.2	9.0	7.6	9.9
U.S. GAAP(2)	4.5	7.0	8.7	7.5	9.7

(1)	Earnings, for this purpose, consist of earnings from continuing operations before income taxes, plus fixed charges and depreciation of capitalized interest and minus interest capitalized during the period. Through December 31, 2006, for Mexican FRS purposes, employee profit-sharing is considered an income tax and earnings are calculated before the provision for employee profit-sharing. Fixed charges, for this purpose, consist of interest expense plus interest capitalized during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness.
(2)	Earnings, for this purpose, consist of earnings from continuing operations before income taxes, plus fixed charges and depreciation of capitalized interest and minus interest capitalized during the period. Under U.S. GAAP, employee profit-sharing is considered an operating expense and earnings are calculated after the provision for employee profit-sharing. Fixed charges, for this purpose, consist of interest expense plus interest capitalized during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and transaction expenses, are expected to be approximately €             million (or approximately Ps.            ) for the Euro Notes and £             million (or approximately Ps.            ) for the Sterling Notes. We intend to use the net proceeds from the sale of the notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization under IFRS (a) as of March 31, 2010 and (b) as adjusted to reflect the issuance and sale of the notes. The table does not reflect the increase in our consolidated indebtedness resulting from the Acquisitions. It also does not reflect the following additional indebtedness we have incurred since March 31, 2010: (a) Swiss francs 230 million in notes maturing in 2015, which we issued in April 2010; (b) drawings under an export credit agency facility totaling approximately €350 million; and (c) U.S.$200 million in notes maturing in 2035, which we issued in the Chilean market in May 2010.

U.S. dollar amounts in the table are presented solely for your convenience using the exchange rate of Ps.12.4640 to U.S.$1.00, which was the rate reported by the Banco de México for March 31, 2010, as published in the Official Gazette.

	As of March 31, 2010
	Actual		As adjusted
	(unaudited)
	(millions of Mexican pesos)	(millions of U.S. dollars)	(millions of Mexican pesos)	(millions of U.S. dollars)
Debt:
Denominated in U.S. dollars:
Export credit agency credits	Ps. 7,746	U.S.$ 622	Ps. 7,746	U.S.$	622
Other bank loans	561	45	561		45
5.500% Notes due 2014	9,909	795	9,909		795
5.750% Notes due 2015	5,900	473	5,900		473
5.625% Notes due 2017	7,268	583	7,268		583
5.000% Senior Notes due 2019	9,348	750	9,348		750
3.625% Senior Notes due 2015	9,348	750	9,348		750
5.000% Senior Notes due 2020	24,928	2,000	24,928		2,000
6.125% Senior Notes due 2040	15,580	1,250	15,580		1,250
6.375% Notes due 2035	12,231	981	12,231		981
6.125% Notes due 2037	4,602	369	4,602		369

Total	107,421	8,618	107,421		8,618

Denominated in Mexican pesos:
Domestic senior notes (certificados bursátiles)	28,444	2,282	28,444		2,282
9.00% Senior Notes due January 15, 2016	5,000	401	5,000		401
8.46% Senior Notes due January 15, 2036	7,872	632	7,872		632

Total	41,316	3,315	41,316		3,315

Denominated in euro:
Export credit agency credits	11,899	955	11,899		955
% Senior Notes due 2017 offered hereby	—	—
% Senior Notes due 2022 offered hereby	—	—

Total	11,899	955

Denominated in pounds sterling:
% Senior Notes due 2030 offered hereby	—	—

Total	—	—

Denominated in Colombian pesos	4,007	322	4,007		322

Denominated in Brazilian reais	2,129	171	2,129		171

Denominated in other currencies	13,641	1,094	13,641		1,094

Total debt	180,413	14,475
Less short-term debt and current portion of long-term debt	7,347	590	7,347		590

Long-term debt	173,066	13,885

(Table continued on following page)

	As of March 31, 2010
	Actual			As adjusted
	(unaudited)
	(millions of Mexican pesos)	(millions of U.S. dollars)		(millions of Mexican pesos)	(millions of U.S. dollars)
Equity:
Capital stock	Ps. 26,746	U.S.$	2,146	Ps. 26,746	U.S.$	2,146
Total retained earnings	149,879		12,025	149,879		12,025
Effect of translation of foreign entities	2,832		227	2,832		227
Non-controlling interest	719		58	719		58

Total equity	180,175		14,456	180,175		14,456

Total capitalization (total long-term debt and equity)	Ps.353,241	U.S.$	28,341	Ps.	U.S.$

As of March 31, 2010, Telcel had, on an unconsolidated basis, unsecured and unsubordinated indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.164,116 million (U.S.$13,167 million) under IFRS. As of March 31, 2010, our operating subsidiaries other than Telcel had indebtedness of Ps.16,297 million (U.S.$1,308 million) under IFRS.

As of March 31, 2010, CGT’s indebtedness was approximately Ps.28,171 million (U.S.$2,260 million) (excluding the indebtedness of CGT’s consolidated subsidiaries Telmex Internacional and Telmex), Telmex Internacional’s indebtedness was approximately Ps.31,970 million (U.S.$2,565 million) and Telmex’s indebtedness was approximately Ps.83,893 million (U.S.$6,731 million), in each case under Mexican FRS.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth under “Description of Debt Securities” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

In this section of this prospectus supplement, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to “Telcel” or the “guarantor” are to Radiomóvil Dipsa, S.A. de C.V., which is our subsidiary and the guarantor of the notes. References to the “notes” include both the notes and the guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through Clearstream and Euroclear, or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Form of Debt Securities, Clearing and Settlement” in this prospectus supplement.

The 2017 Euro Notes, the 2022 Euro Notes and the Sterling Notes will constitute separate series of notes. The discussion of provisions of the notes and the guarantees, including, among others, “—Optional Redemption,” and “—Defeasance” below and “Description of the Debt Securities—Defaults, Remedies and Waiver of Defaults,” and “—Modification and Waiver” in the accompanying prospectus supplement, applies to each series individually.

General

Base Indenture and Supplemental Indentures

The notes will be issued under a base indenture, dated as of September 30, 2009, and under supplemental indentures, in respect of the 2017 Euro Notes, the 2022 Euro Notes and the Sterling Notes, respectively, each to be dated as of                     , 2010. Each of the indenture and the supplemental indentures are agreements among us, Telcel, as guarantor, and The Bank of New York Mellon, as trustee. References to the “indenture” are to the base indenture as supplemented by the applicable supplemental indenture. The trustee has the following two main roles:

•

First, the trustee can enforce your rights against us if we default in respect of the notes and Telcel defaults in respect of the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “Description of Debt Securities—Defaults, Remedies and Waiver of Defaults” in the accompanying prospectus.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of notes.

Principal and Interest

The aggregate principal amount of the 2017 Euro Notes will initially be €            . The 2017 Euro Notes will mature on                     , 2017. The 2017 Euro Notes will bear interest at a rate of     % per year from                     , 2010.

The aggregate principal amount of the 2022 Euro Notes will initially be €            . The 2022 Euro Notes will mature on                     , 2022. The 2022 Euro Notes will bear interest at a rate of     % per year from                     , 2010.

The aggregate principal amount of the Sterling Notes will initially be £            . The Sterling Notes will mature on                     , 2030. The Sterling Notes will bear interest at a rate of     % per year from                     , 2010. If, prior to the maturity of the Sterling Notes, the United Kingdom adopts the euro as its lawful currency in accordance with the Treaty Establishing the European Community, as amended from time to time, the Sterling Notes will be re-denominated into euro, and the regulations of the European Commission relating to the euro shall apply to the notes so re-denominated. The circumstances and consequences described in this paragraph will not entitle us, the trustee under the indenture or any holder of the Sterling Notes to redeem early, rescind or receive notice relating to the Sterling Notes, repudiate the terms of the Sterling Notes or the indenture, raise any defense, request any compensation or make any claim, nor will these circumstances and consequences affect any of our other obligations under the Sterling Notes or the indenture.

Interest on the notes will be payable annually on                      of each year, beginning on                     , 2011, to the holders in whose names the notes are registered at the close of business on the                      immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 365-day year or 366-day year, as applicable, and the actual number of days elapsed.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original payment date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original payment date to the next business day.

“Business day” means, for purposes of the Euro Notes, each Target System Day. A “Target System Day” is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market.

“Business day” means, for purposes of the Sterling Notes, any day on which banking and trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

With respect to notes in certificated form, the reference to business day will also mean a day on which banking institutions generally are open for business in the location of each office of a transfer agent, but only with respect to a payment or other action to occur at that office.

Subsidiary Guarantor

Telcel will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by us in respect of the notes. If we fail to pay any such amount, Telcel will immediately pay the amount that is due and required to be paid.

If any such payments are subject to withholding for or on account of any taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority, Telcel will pay additional amounts to the holders of the notes so that the net amount received equals the amount that would have been received absent such withholding, as described in, and subject to the limitations set forth in, “—Payment of Additional Amounts” and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Ranking of the Notes and the Guarantees

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The notes will not be secured by any of our assets or properties. As a result, by owning the notes, you will be one of our unsecured creditors. The notes will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all of our other unsecured and unsubordinated debt. As of March 31, 2010, we had, on an unconsolidated basis (parent company only), unsecured and unsubordinated obligations under indebtedness and guarantees of subsidiary indebtedness of approximately Ps.169,107 million (U.S.$13,569 million) under IFRS.

Telcel’s guarantees of the notes will not be secured by any of its assets or properties. As a result, if Telcel is required to pay under the guarantees, holders of the notes would be unsecured creditors of Telcel. The guarantees will not be subordinated to any of Telcel’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against Telcel, the guarantees would rank equally in right of payment with all of Telcel’s other unsecured and unsubordinated debt. As of March 31, 2010, Telcel had, on an unconsolidated basis, unsecured and unsubordinated obligations under indebtedness and guarantees of parent company and subsidiary indebtedness of approximately Ps.164,116 (U.S.$13,167 million) under IFRS.

A creditor of Telcel, including a holder of the notes, which are guaranteed by Telcel, may face limitations under Mexican law in attempting to enforce a claim against Telcel’s assets to the extent those assets are used in providing public service under Telcel’s concessions.

Stated Maturity and Maturity

The day on which the principal amount of the notes of a series is scheduled to become due is called the “stated maturity” of the principal of that series. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The Euro Notes will be issued only in registered form without coupons and in minimum denominations of €50,000 and integral multiples of €1,000 in excess thereof.

The Sterling Notes will be issued only in registered form without coupons and in minimum denominations of £50,000 and integral multiples of £1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Notes, Clearing and Settlement” in this prospectus supplement.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes of a series on terms and conditions identical to those of the notes of that series (other than issue date, issue price and first interest payment date), which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with the notes of that series.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, we will pay to holders of the notes all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus. Any reference in this prospectus supplement to principal, premium, if any, interest or other amounts payable in respect of the notes by us will be deemed also to refer to any additional amounts that may be payable with respect to that amount under the obligations referred to in this subsection and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity.

Optional Redemption With “Make-Whole” Amount for Euro Notes

We will have the right at our option to redeem either series of the Euro Notes, in whole at any time or in part from time to time, prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on an annual basis (calculated using a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed) at the Bund Rate plus              basis points (in the case of the 2017 Euro Notes) or              basis points (in the case of the 2022 Euro Notes) (the “Euro Make-Whole Amount”), plus in each case accrued interest on the principal amount of the notes being redeemed to the redemption date.

“Bund Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the remaining term of the series of notes to be redeemed and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes of the series to be redeemed and of a maturity most nearly equal to the remaining term of the series of notes to be redeemed; provided, however, that, if the remaining term of the series of notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the series of notes to be redeemed is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the trustee obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Reference German Bund Dealer” means each of Deutsche Bank AG, London Branch, HSBC Bank plc and BNP Paribas, or their affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, we will substitute therefor another dealer of German Bundesanleihe securities.

“Reference German Bund Dealer Quotation” means, with respect to each Reference German Bund Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the Euro Notes or any portion of the Euro Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Optional Redemption With “Make-Whole” Amount for Sterling Notes

We will have the right at our option to redeem the Sterling Notes, in whole at any time or in part from time to time, prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the redemption date), discounted to the redemption date on an annual basis (calculated using the actual number of days in a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed) at the Sterling Benchmark Rate plus              basis points (the “Sterling Make-Whole Amount”) plus, in each case, accrued interest on the principal amount of the notes being redeemed to the redemption date.

“Sterling Benchmark Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Sterling Benchmark Issue, assuming a price for the Comparable Sterling Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Sterling Benchmark Price for such redemption date.

“Comparable Sterling Benchmark Issue” means the U.K. Government security or securities selected by an Independent Sterling Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Sterling Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of sterling-denominated corporate debt securities of a comparable maturity to the remaining term of such Sterling Notes.

“Comparable Sterling Benchmark Price” means, with respect to any redemption date, (i) the average of the Sterling Reference Dealer Quotations for such redemption date, after excluding the highest and lowest such Sterling Reference Dealer Quotation or (ii) if the trustee obtains fewer than four such Sterling Reference Dealer Quotations, the average of all such quotations.

“Independent Sterling Investment Banker” means one of the Sterling Reference Dealers (as defined below) appointed by us.

“Sterling Reference Dealer” means (i) each of Deutsche Bank AG, London Branch and HSBC Bank plc or their affiliates which are primary securities dealers in securities of the U.K. Government, and their respective successors; provided that if any of the foregoing shall cease to be a primary government securities dealer of securities of the U.K. Government (a “Primary Sterling Dealer”), we will substitute therefor another Primary Sterling Dealer and (ii) any other three Primary Sterling Dealers selected by us.

“Sterling Reference Dealer Quotation” means, with respect to each Sterling Reference Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Sterling Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Sterling Reference Dealer at 11 a.m. Central European Time (CET) on the third business day preceding such redemption date.

Redemption for Taxation Reasons

We will have the right to redeem the notes upon the occurrence of certain changes in the tax laws of Mexico as a result of which we become obligated to pay additional amounts on the notes in respect of withholding taxes at a rate in excess of 4.9%, in which case we may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. See “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our and Telcel’s ability to incur debt, merge with other entities and take other specified actions. You should read the information under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” and “Description of Debt Securities—Covenants” in the accompanying prospectus.

For purposes of the “Limitation on Liens” covenant, the definition of “Consolidated Net Tangible Assets” will be computed in accordance with IFRS at any time that we report financial information under IFRS (instead of generally accepted accounting principles in Mexico as set forth in the accompanying prospectus).

Defaults, Remedies and Waiver of Defaults

Holders of the notes of a series will have special rights if an event of default with respect to the notes of that series occurs and is not cured. You should read the information under “Description of Debt Securities—Defaults, Remedies and Waiver of Defaults” in the accompanying prospectus.

Defeasance

We may, at our option, elect to terminate (1) all of our or Telcel’s obligations with respect to the notes of any series and the related guarantees (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of agencies with respect to the notes or (2) our or Telcel’s obligations under the covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of the notes. In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee moneys in the currency in which the notes are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the notes are denominated or a combination of cash and such securities money, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional amounts) in respect of the notes then outstanding on the maturity date of the notes, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters.

If we elect either legal defeasance or covenant defeasance with respect to a series of notes, we must so elect it with respect to all of the notes of that series.

Currency Indemnity

Euro Notes

Our obligations and the obligations of Telcel under the Euro Notes and the guarantees, respectively, will be discharged only to the extent that the relevant holder is able to purchase euro with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase euro in the amount originally to be paid, we and Telcel have agreed to pay the difference. The holder, however, agrees that, if the amount of euro purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us or Telcel, as the case may be. The holder will not be obligated to make this reimbursement if we or Telcel are in default in our or its obligations under the Euro Notes or the guarantees.

Sterling Notes

Our obligations and the obligations of Telcel under the Sterling Notes and the guarantee, respectively, will be discharged only to the extent that the relevant holder is able to purchase pounds sterling with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase pounds sterling in the amount originally to be paid, we and Telcel have agreed to pay the difference. The holder, however, agrees that, if the amount of pounds sterling purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us or Telcel, as the case may be. The holder will not be obligated to make this reimbursement if we or Telcel are in default in our or its obligations under the Sterling Notes or the guarantee.

Notices

So long as the notes are represented by a global security deposited with The Bank of New York Mellon, as the common depositary (the “Common Depositary”) for Clearstream and Euroclear, notices to be given to holders will be given to Clearstream and Euroclear in accordance with their applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

In addition, so long as the notes are listed on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market and it is required by the rules of such exchange, all notices to holders of notes will be published in English:

(1)	in a leading newspaper having a general circulation in Luxembourg (which currently is expected to be Luxemburger Wort); or

(2)	on the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication. If publication as provided above is not practicable, notices will be given in such other manner, and shall be deemed to have been given on such date, as the trustee may approve.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Our Relationship with the Trustee

The Bank of New York Mellon is serving as the trustee for the notes. The Bank of New York Mellon is also serving as the Common Depositary for Clearstream and Euroclear. The Bank of New York Mellon and its affiliates may have other business relationships with us from time to time.

FORM OF NOTES, CLEARING AND SETTLEMENT

The following information relates to the form, clearing and settlement of the notes.

Global Notes

We will issue the notes as one or more global securities registered in the name of the Common Depositary for Clearstream and Euroclear. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Clearstream and/or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be carried through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear and will settle in same-day funds. Owners of book-entry interests in the Euro Notes will receive payments relating to their notes in euro. Owners of book-entry interests in the Sterling Notes will receive payments relating to their notes in pounds sterling (or, if the United Kingdom adopts the euro, in euro). Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of Clearstream and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream and Euroclear

Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. Secondary market trading between participants in Clearstream and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream and Euroclear” above.

Certificated Notes

We will issue notes to you in certificated registered form only if:

•	Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

If any of these three events occurs, the trustee will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at the offices of the paying agent in New York City.

Unless and until we issue the notes in fully-certificated, registered form,

•	you will not be entitled to receive a certificate representing our interest in the notes;

•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•

all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Bufete Robles Miaja, S.C., with respect to Mexican federal taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus supplement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of notes should consult their own tax advisors as to the Mexican, United States or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the notes by a holder that is not a resident of Mexico and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it has established in Mexico its principal place of business management or its effective seat of business management. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the notes may be subject. Prospective purchasers of the notes should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Notes

Under the Mexican Income Tax Law, payments of interest we make in respect of the notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) to a foreign holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the notes are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the documents evidencing this offer and the notes are notified to the CNBV, pursuant to the Mexican Securities Market Law, and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público, or the “SHCP”) under its general rules are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, except as described below, the applicable withholding tax rate will be 4.9% and we expect to withhold tax at such rate.

A higher income tax withholding rate (currently up to a maximum of 30%) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the notes are (1) our shareholders who own, directly or indirectly, individually or collectively with related persons, more than 10% of our voting stock, or (2) legal entities more than 20% of whose stock is owned by us, directly or indirectly, individually or collectively with related persons, as set forth in the Mexican Income Tax Law.

Under the Mexican Income Tax Law, payments of interest we make with respect to the notes to a non-Mexican pension or retirement fund generally will be exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP’s Registry of Banks, Finance Entities, Pension Funds and Foreign Investment Funds.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of notes in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Notes—Payment of Additional Amounts” and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Holders or beneficial owners of notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Notes—Payment of Additional Amounts” and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

In the event of certain changes in the applicable rate of Mexican withholding taxes, we may redeem the notes, in whole (but not in part) at any time, at a redemption price equal to 100% of their principal amount plus accrued interest and any additional amounts due thereon to the redemption date. See “Description of Notes—Optional Redemption—Redemption for Taxation Reasons” and “Description of Debt Securities—Optional Redemption—Redemption for Taxation Reasons” in the accompanying prospectus.

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the notes will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Notes

The application of Mexican tax law provisions to capital gains realized on the disposition of notes by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of notes between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of notes. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to the notes.

United States Tax Considerations

The following is a summary of the principal United States federal income tax considerations that may be relevant to a beneficial owner of notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the notes (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the notes.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, this summary deals only with investors that are U.S. holders who acquire the notes in the United States as part of the initial offering of the notes, who will own the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, dealers in securities or currencies, certain short-term holders of notes, or persons that hedge their exposure in the notes or will hold notes as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the notes may be materially different for investors described in the prior sentence.

If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds the notes should consult its own tax advisors.

You should consult your tax advisor about the consequences of the acquisition, ownership and disposition of the notes, including the relevance to your particular situation of the considerations discussed below, as well as any foreign, state, local or other tax laws.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Notes—Payment of Additional Amounts” and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus), i.e., including amounts withheld in respect of Mexican withholding taxes, with respect to a note will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the note as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

The amount of interest income realized by a cash method U.S. holder will be the U.S. dollar value of the payment based on the exchange rate in effect on the date of receipt. A U.S. holder that uses an accrual method of tax accounting must accrue interest in accordance with either of two methods. Under the first method, an accrual method U.S. holder will accrue interest income on the note in euro or pounds sterling, as applicable, and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year). Under the second method, an electing accrual method U.S. holder will accrue interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes an election under the second method must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the U.S. Internal Revenue Service (the “IRS”).

An accrual method U.S. holder will recognize foreign currency gain or loss on the receipt of the interest payment if the exchange rate in effect on the date the payment is received differs from the exchange rate applicable to the previous accrual of that interest income. Foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note. A cash method U.S. holder generally will not recognize foreign currency gain or loss on the receipt of such payment.

Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s federal income tax liability, at the U.S. holder’s election, or for deduction in computing the holder’s taxable income provided that the U.S. holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued for the relevant taxable year. Interest and additional amounts paid on the notes generally will constitute foreign source passive category income. Gain or loss realized by a U.S. holder on the sale or other disposition of a note, as well as any foreign currency gain or loss, generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

The calculation and availability of foreign tax credits or deductions involve the application of complex rules (including, in the case of foreign tax credits, relating to a minimum holding period) that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Disposition of Notes

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the notes in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the notes.

A U.S. holder’s tax basis in a note generally will be the U.S. dollar value of the purchase price of that note on the date of purchase, calculated at the exchange rate in effect on that date. In the case of maturity or retirement of a note, the amount realized generally will be the U.S. dollar value of the euro or pounds sterling, as applicable, received, calculated at the exchange rate in effect on the date the note matures or is retired. Similarly, if a note is sold before maturity for an amount denominated in euro or pounds sterling, as applicable, the amount realized generally will be the U.S. dollar value of the euro or pounds sterling received, calculated at the exchange rate in effect on the date the note is sold. If the notes are traded on an established securities market, however, a cash method U.S. holder (or an electing accrual method U.S. holder) will determine its tax basis or amount realized by using the exchange rate in effect on the settlement date of the purchase or disposition, as the case may be.

Subject to the foreign currency rules discussed below, gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Long-term capital gain of individuals may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A portion of a U.S. holder’s gain or loss with respect to the principal amount of the note may be treated as exchange gain or loss, which is treated as ordinary income or loss. For these purposes, the principal amount of the note will be the U.S. holder’s purchase price for the note in euro or pounds sterling, as applicable, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, redemption or other disposition of the note and (ii) the U.S. dollar value of the principal amount determined on the date the U.S. holder purchased the note. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the note.

Information Reporting and Backup Withholding

The paying agent may be required to file information returns with the IRS with respect to payments made to certain U.S. holders on the notes. A U.S. holder may be subject to backup withholding on the payments that the U.S. holder receives on the notes unless such U.S. holder (i) establishes an exemption from backup withholding, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A holder or beneficial owner of notes that is not a U.S. holder (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the notes unless the interest is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment). In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of notes unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

European Union Tax Considerations

European Union Directive on the Taxation of Savings Income

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the European Union, or EU, is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual beneficial owner resident in, or certain limited types of entities established in, that other Member State. However, for a transitional period, Austria and Luxembourg will (unless during such period such Member States elect otherwise) instead operate a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the recipient of the interest payment elects instead for an exchange of information procedure. The current rate of withholding is 20% and it will be increased to 35% with effect from July 1, 2011.

The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income.

A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted or agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to an individual beneficial owner resident in, or certain limited types of entities established in, a Member State. In addition, the Member States have entered into provision of information or transitional withholding arrangements with certain of those countries and territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in, or certain limited types of entity established in, one of those countries or territories.

A proposal for amendments to the Savings Directive has been published, including a number of suggested changes which, if implemented, would broaden the scope of the rules described above. Investors who are in any doubt as to their position should consult their professional advisors.

If a payment under a note were to be made by a person in a Member State or another country or territory which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive or any law implementing or complying with, or introduced in order to conform to the Savings Directive, neither we nor any paying agent nor any other person would be obliged to pay additional amounts under the terms of the note as a result of the imposition of such withholding tax. Holders should consult their tax advisors regarding the implications of the Savings Directive in their particular circumstances.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among us, Telcel and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the principal amounts of notes set forth below:

Underwriters	Principal Amount of 2017 Euro Notes	Principal Amount of 2022 Euro Notes
Deutsche Bank AG, London Branch	€	€
BNP Paribas
HSBC Bank plc

Total	€	€

Underwriters		Principal Amount of Sterling Notes
Deutsche Bank AG, London Branch		£
HSBC Bank plc

Total		£

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if any are purchased.

The underwriters initially may offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the 2017 Euro Notes,     % of the principal amount of the 2022 Euro Notes and     % of the principal amount of the Sterling Notes respectively. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the 2017 Euro Notes,     % of the principal amount of the 2022 Euro Notes and     % of the principal amount of the Sterling Notes respectively, to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$            .

The notes are a new issue of securities with no established trading market. Application will be made to list the notes on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market of such Exchange. However, even if admission to listing is obtained, we will not be required to maintain it. The underwriters intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We provide no assurance concerning the liquidity of the trading market for the notes.

We and Telcel have agreed to indemnify the underwriters against liabilities under the Securities Act, as amended, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters is obligated to purchase from us, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by the Company or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Market Act of 2000 (“FMSA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or Telcel; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Each underwriter has represented and agreed that the notes have not been registered in Mexico with the Sección de Valores (Securities Section) of the Registro Nacional de Valores (National Securities Registry) maintained by the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission), and that no action has been or will be taken that would permit the offer or sale of the notes in Mexico absent an available exemption under the Ley del Mercado de Valores (Mexican Securities Law).

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the seventh business day following the date hereof (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

EXPERTS

The consolidated financial statements of América Móvil and its subsidiaries included in the América Móvil 2009 Form 20-F and the effectiveness of América Móvil and its subsidiaries’ internal control over financial reporting as of December 31, 2009 have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports appearing thereon, included therein, and incorporated herein by reference. Mancera S.C.’s audit report on the consolidated financial statements for the years ended December 31, 2007 and 2008 is based in part on the report of BDO Seidman, LLP (“BDO”), an independent registered public accounting firm. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

As indicated above, BDO audited the financial statements of TracFone Wireless, Inc., América Móvil’s subsidiary, for the years ended December 31, 2007 and 2008, but not for the year ended December 31, 2009. In connection with BDO’s agreement to reissue its audit report for incorporation by reference herein, TracFone agreed to indemnify BDO for certain costs and liabilities that may arise out of the re-issuance of such report. Accordingly, BDO is not currently independent of América Móvil as defined under the SEC’s independence rules, but it was independent during the years ended December 31, 2007 and 2008, and through the date it originally issued its report.

The consolidated financial statements of Telmex Internacional as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 incorporated by reference in this prospectus supplement have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered accounting firm, as indicated in their report thereon, incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Telmex as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 incorporated by reference in this prospectus supplement have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered accounting firm, as indicated in their report thereon, incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE NOTES

The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, and for the underwriters by Simpson Thacher & Bartlett LLP, United States counsel to the underwriters. Certain matters of Mexican law relating to the notes will be passed upon for us by Bufete Robles Miaja, S.C., our Mexican counsel, and for the underwriters by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican counsel to the underwriters.

LISTING AND GENERAL INFORMATION

1. We will apply to have the notes admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange. However, even if admission to listing is obtained, we will not be required to maintain it.

2. The notes have been accepted for clearance through Euroclear and Clearstream. The ISIN numbers and Common Codes for the notes are as follows:

Series of Notes	ISIN Number	Common Code
2017 Euro Notes
2022 Euro Notes
Sterling Notes

3. We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions of our board of directors, dated February 5, 2008, authorized the issuance of the notes. Resolutions of Telcel’s board of directors, dated February 7, 2006, authorized execution and delivery of the guarantees.

4. Except as described in this prospectus supplement, including the documents incorporated by reference herein, there are no pending actions, suits or proceedings against or affecting us or any of our subsidiaries or any of their respective properties, which, if determined adversely to us or any such subsidiary, would individually or in the aggregate have an adverse effect on our financial condition and that of our subsidiaries taken as a whole or would adversely affect our ability to perform our obligations under the notes or which are otherwise material in the context of the issue of the notes, and, to the best of our knowledge, no such actions, suits or proceedings are threatened.

5. Except as described in this prospectus supplement, since December 31, 2009, there has been no change (or any development or event involving a prospective change of which we are or might reasonably be expected to be aware) which is materially adverse to our financial condition and that of our subsidiaries taken as a whole.

6. For so long as any of the notes are outstanding and admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF Market, copies of the following items in English will be available free of charge from The Bank of New York Mellon (Luxembourg) S.A., our listing agent, at its office at Vertigo Building, Polaris, 2-4 rue Eugène Ruppert, L-2453 Luxembourg:

•	our audited consolidated financial statements as of December 31, 2009, 2008, 2007 and for the years ended December 31, 2009, 2008 and 2007; and

•	any related notes to these items.

For as long as any of the notes are outstanding and admitted for listing on the Official List of on the Luxembourg Stock Exchange and trading on the Euro MTF Market, copies of our current annual financial statements and unaudited financial information may be obtained from our Luxembourg listing agent at its office listed above. We currently publish our unaudited financial information on a quarterly basis. We do not prepare non-consolidated financial statements. Telcel does not publicly disclose or file its financial statements.

During the same period, the base indenture, the fifth, sixth and seventh supplemental indentures and a copy of our articles of incorporation will be available for inspection at the offices of The Bank of New York Mellon and The Bank of New York Mellon (Luxembourg) S.A. We will, for so long as any notes are admitted for listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF Market, maintain a paying agent in New York, as well as in Luxembourg.

7. Copies of our constitutive documents are available at the office of The Bank of New York Mellon (Luxembourg) S.A., the paying agent in Luxembourg.

8. América Móvil, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized under the laws of Mexico with its principal executive offices at Lago Alberto No. 366, Edificio Telcel I, Colonia Anáhuac, C.P. 11320, México D.F., México. We were incorporated on September 29, 2000. Our corporate object, as stated in Article 3 of our bylaws, is to carry out any object not prohibited by law. We were registered in the Public Registry of Commerce (Registro Público de Comercio) of Mexico City on October 13, 2000 under the number 263770.

9. Radiomóvil Dipsa, S.A. de C.V., also known as “Telcel”, is a sociedad anónima de capital variable organized under the laws of Mexico with its principal executive offices at Lago Alberto No. 366, Edificio Telcel II, Colonia Anáhuac, C.P. 11320, México D.F., México. Telcel was incorporated on February 8, 1956. Telcel’s corporate object, as stated in Article 3 of Telcel’s bylaws, is to provide telecommunications services in Mexico and to take any other actions not prohibited by law. Telcel was registered in the Public Registry of Commerce (Registro Público de Comercio) of Mexico City on April 6, 1956 under the number 498.

10. The trustee for the notes is The Bank of New York Mellon, having its office at 101 Barclay Street, New York, New York 10286. The terms and conditions of our appointment of The Bank of New York Mellon as trustee, including the terms and conditions under which The Bank of New York Mellon may be replaced as trustee, are contained in the base indenture and the fifth, sixth and seventh supplemental indentures which are available for inspection at the offices of The Bank of New York Mellon and The Bank of New York Mellon (Luxembourg) S.A.

11. The amount of our paid-in, authorized capital stock was Ps.36,524 million as of December 31, 2009. Our capital stock is comprised of three classes: Class AA; Class A; and Class L. Each AA Share and A Share entitles the holder thereof to one vote at any meeting of our shareholders. Each L Share entitles the holder thereof to one vote solely on certain limited matters. The amount of Telcel’s paid-in, authorized capital stock was Ps.24,983 million as of December 31, 2009. For further information about our capital structure, including information about the number of shares outstanding in each class, see “Item 7—Major Shareholders and Related Party Transactions—Major Shareholders” in the América Móvil 2009 Form 20-F.

12. The members of Telcel’s board of directors are Daniel Hajj Aboumrad, Carlos José García Moreno Elizondo and Alejandro Cantú Jiménez. Daniel Hajj Aboumrad, Fernando Benjamín Ocampo Carapia and Eutimio Quevedo Rivera are the chief executive officer, chief financial officer and chief accounting officer, respectively, of Telcel.

P R O S P E C T U S

América Móvil, S.A.B. de C.V.

Radiomóvil Dipsa, S.A. de C.V.

Debt Securities

Guarantees

Warrants

We may from time to time offer debt securities, with or without guarantees, or warrants to purchase debt securities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investment in the securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The debt securities have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”), and may not be offered or sold publicly, or otherwise be the subject of brokerage activities, in Mexico, except pursuant to a private placement exemption set forth under Article 8 of the Ley del Mercado de Valores (the “Mexican Securities Market Law”). As required under the Mexican Securities Market Law, we will notify the CNBV of the offering of the debt securities outside of Mexico. Such notice will be delivered to the CNBV to comply with a legal requirement and for information purposes only, and the delivery to and the receipt by the CNBV of such notice, does not imply any certification as to the investment quality of the debt securities or our solvency, liquidity or credit quality. The information contained in this prospectus is exclusively the responsibility of the Company and has not been reviewed or authorized by the CNBV. In making an investment decision, all investors, including any Mexican investors who may acquire debt securities from time to time, must rely on their own review and examination of the Company and Telcel.

September 30, 2009

1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) using a “shelf” registration process. Under this shelf process, América Móvil, S.A.B. de C.V. or Radiomóvil Dipsa, S.A. de C.V., also known as “Telcel,” may from time to time offer debt securities, with or without guarantees, or warrants to purchase debt securities.

As used in this prospectus, “América Móvil,” “we,” “our” and “us” refer to América Móvil, S.A.B. de C.V. and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified.

This prospectus only provides a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual events may differ materially from our expectations. In many cases, we include together with the forward-looking statements themselves a discussion of factors that may cause actual events to differ from our forward-looking statements. Examples of forward-looking statements include the following:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, indebtedness levels, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to competition, regulation and rates;

•	statements about our future economic performance or that of Mexico or other countries in which we currently operate;

•	competitive developments in the telecommunications sector in each of the markets where we currently operate;

•	other factors and trends affecting the telecommunications industry generally and our financial condition in particular; and

•	statements of assumptions underlying the foregoing statements.

Information regarding important factors that could cause actual events to differ, perhaps materially, from our forward-looking statements is contained under “Forward-Looking Statements” in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, any reports on Form 6-K that may be incorporated in this prospectus by reference, or a prospectus supplement. See “Where You Can Find More Information” below for information about how to obtain a copy of these documents.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

AMÉRICA MÓVIL

We are the largest provider of wireless communications services in Latin America based on subscribers. As of December 31, 2008, we had 182.7 million wireless subscribers in 17 countries, compared to 153.4 million at year-end 2007. Because our focus is on Latin America, a substantial majority of our wireless subscribers are prepaid customers. We also had an aggregate of approximately 3.8 million fixed lines in Central America and the Caribbean as of December 31, 2008, making us the largest fixed-line operator in Central America and the Caribbean based on subscribers.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form-6K incorporated in this prospectus by reference, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Relating To Debt Securities And Guarantees

There may not be a liquid trading market

If an active market for the debt securities does not develop, the price of the debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected. As a result, we cannot assure you as to the liquidity of any trading market for the debt securities.

Creditors of our subsidiaries will have priority over the holders of the debt securities in claims to assets of our subsidiaries other than Telcel

The debt securities and guarantees will be obligations of América Móvil and/or Telcel. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries, including Telcel. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of debt securities or guarantees of América Móvil in claims to assets of our subsidiaries, and claims of creditors against subsidiaries other than Telcel will have priority over the holders of debt securities or guarantees of Telcel in claims to assets of our subsidiaries other than Telcel. In addition, our ability to meet our obligations, including under the debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

Judgments of Mexican courts enforcing our obligations under the debt securities or guarantees would be payable only in Mexican pesos

If proceedings were brought in Mexico seeking to enforce in Mexico our obligations in respect of debt securities or guarantees, we would be required to discharge our obligations in Mexico in Mexican pesos. Under the Ley Monetaria de los Estados Unidos Mexicanos (the Mexican Monetary Law), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by Banco de México and published in the Official Gazette of Mexico. As a result, the amount paid by us in Mexican pesos to holders of debt securities may not be readily convertible into the amount of U.S. dollars that we are obligated to pay under the indenture. In addition, our obligation to indemnify these holders against exchange losses may be unenforceable in Mexico.

Our obligations under the debt securities would be converted in the event of bankruptcy

Under Mexico’s Ley de Concursos Mercantiles (Law on Mercantile Reorganization), if we or Telcel were declared bankrupt or in concurso mercantil (bankruptcy reorganization), our obligations under debt securities and guarantees:

•	would be converted into Mexican pesos and then from Mexican pesos into inflation-adjusted units, or Unidades de Inversión;

•	would be satisfied at the time claims of all our creditors are satisfied;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would cease to accrue interest; and

•	would not be adjusted to take into account any depreciation of the Mexican peso against the U.S. dollar occurring after such declaration.

Telcel’s guarantees may not be enforceable in the event of a bankruptcy of Telcel

Telcel’s guarantees provide a basis for a direct claim against Telcel; however, it is possible that the guarantees may not be enforceable. While Mexican law does not prohibit the giving of guarantees and, as a result, does not prevent Telcel’s guarantees from being valid, binding and enforceable against Telcel, in the event Telcel is declared bankrupt or becomes subject to concurso mercantil (bankruptcy reorganization), the guarantees may be deemed to have been a fraudulent transfer and declared void, if it is determined that Telcel did not receive adequate consideration in exchange for such guarantees. If guarantees of Telcel become unenforceable, debt securities of América Móvil would effectively be subordinated to all liabilities, including trade payables, of Telcel.

Mexican law may limit the ability of holders of debt securities or guarantees to enforce their rights

Creditors of Telcel, including a holder of debt securities that are guaranteed by Telcel, may face limitations under Mexican law in attempting to enforce a claim against Telcel’s assets to the extent those assets are used in providing public service under Telcel’s concessions.

Developments in other countries may affect prices for the debt securities and adversely affect our ability to raise additional financing

The market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. The market value of the debt securities could be adversely affected by events elsewhere, especially in emerging market countries.

Risks Relating To Peso-Denominated Debt Securities

The following risk factors apply to any debt securities denominated in Mexican pesos. You should consult your own financial and legal advisors about the risks of an investment in peso-denominated securities. If you are unsophisticated with respect to foreign currency-denominated securities, these debt securities may not be an appropriate investment for you.

If the Mexican peso depreciates against the U.S. dollar, the effective yield on the debt securities will decrease below the interest rate on the debt securities, and the amount payable at maturity may be less than your investment, resulting in a loss to you

Exchange rates between the U.S. dollar and the Mexican peso have varied significantly from year to year and period to period. Historical Mexican peso/U.S. dollar exchange rates are presented in our annual report on Form 20-F. However, historical exchange rates are not necessarily indicative of future fluctuations in rates and should not be relied upon as indicative of future trends.

Exchange rates can be volatile and unpredictable. If the Mexican peso depreciates against the U.S. dollar, the effective yield on the debt securities will decrease below the interest rate on the debt securities and the amount payable on the debt securities at maturity may be less than your investment, resulting in a loss to you. Depreciation of the Mexican peso against the U.S. dollar may also adversely affect the market value of the debt securities.

Mexican governmental policy or action could adversely affect the exchange rate between the Mexican peso and the U.S. dollar and, consequently, an investment in the debt securities

Mexican governmental policy or action could adversely affect the Mexican peso/U.S. dollar exchange rate, which may, in turn, negatively affect the market value of the debt securities, as well as the yield on the debt securities and the amount payable on the debt securities at maturity.

Even in the absence of governmental policy or action directly affecting exchange rates, political or economic developments in Mexico or elsewhere could lead to significant and sudden changes in the exchange rate between the Mexican peso and the U.S. dollar.

Exchange controls could impair our ability to make payments on the debt securities or negatively affect payments on the debt securities

The Mexican government currently does not restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert Mexican pesos into U.S. dollars or to transfer other currencies out of Mexico. However, the government could institute restrictive exchange rate policies or regulations which could result in depreciation of the Mexican peso against the U.S. dollar, resulting in a reduced yield to holders of the debt securities, a possible loss on the debt securities and a possible decline in the market value of the debt securities. In addition, any restrictive exchange controls could impair our ability to make payments on the debt securities in accordance with the terms of the debt securities.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The following section summarizes material terms that are common to all series of debt securities issued by América Móvil and guaranteed by Telcel, and to the indenture under which such securities are issued, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the particular terms of each series of securities we offer in a supplement to this prospectus.

Because this section is a summary, it does not describe every aspect of the debt securities, guarantees and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture.

The indenture and its associated documents, including the debt securities we are offering, contain the full legal text of the matters summarized in this section. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section, references to “we,” “us” and “our” are to América Móvil, S.A.B. de C.V. only and do not include our subsidiaries or affiliates. References to “Telcel” or the “guarantor” are to Radiomóvil Dipsa, S.A. de C.V., which is our subsidiary and the guarantor of the debt securities. References to “debt securities” include both the debt securities and the guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean those who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Debt Securities, Clearing and Settlement.”

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities and the guarantees, including, among others, the discussion of provisions described under “—Optional Redemption,” “—Defaults, Remedies and Waiver of Defaults,” “—Modification and Waiver” and “—Defeasance” below, applies to individual series of debt securities.

General

Indenture

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture, dated as of September 30, 2009. The indenture is an agreement among us, Telcel, as guarantor, and The Bank of New York Mellon, as trustee. The trustee has the following two main roles:

•

First, the trustee can enforce your rights against us if we default in respect of the debt securities and Telcel defaults in respect of the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which we describe under “—Defaults, Remedies and Waiver of Defaults” below.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

Subsidiary Guarantor

Telcel will irrevocably and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by us in respect of the debt securities. If we fail to pay any such amount, Telcel will immediately pay the amount that is due and required to be paid. (Section 1101)

Ranking of the Debt Securities and the Guarantees

We are a holding company and our principal assets are shares that we hold in our subsidiaries. The debt securities will not be secured by any of our assets or properties. As a result, by owning the debt securities, you will be one of our unsecured creditors. The debt securities will not be subordinated to any of our other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against us, the debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Telcel’s guarantees of the debt securities will not be secured by any of its assets or properties. As a result, if Telcel is required to pay under the guarantees, holders of the debt securities would be unsecured creditors of Telcel. The guarantees will not be subordinated to any of Telcel’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against Telcel, the guarantees would rank equally in right of payment with all of Telcel’s other unsecured and unsubordinated debt.

A creditor of Telcel, including a holder of the debt securities, which are guaranteed by Telcel, may face limitations under Mexican law in attempting to enforce a claim against Telcel’s assets to the extent those assets are used in providing public service under Telcel’s concessions.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The debt securities will be issued only in registered form without coupons and in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Debt Securities, Clearing and Settlement.”

Further Issues

Unless otherwise specified in the applicable prospectus supplement, we reserve the right, from time to time without the consent of holders of the debt securities, to issue additional debt securities on terms and conditions identical to those of the debt securities, which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, the debt securities.

Three-Month LIBOR

Unless otherwise set forth in the applicable prospectus supplement, the following description will apply to any debt securities that bear interest at a floating rate based on Three-Month LIBOR. The applicable prospectus supplement will set forth any margin (expressed in percentage terms) that will be added to, or subtracted from, Three-Month LIBOR to determine the actual floating interest rate for any such debt securities.

As long as such floating-rate debt securities are outstanding, we will maintain a calculation agent for calculating the interest rates on the floating rate debt securities. The calculation agent will reset the rate of interest on the debt securities on each interest payment date. The interest rate set for the debt securities on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including an interest reset date to but excluding the next interest reset date or until the maturity date of the debt securities, as the case may be.

The calculation agent will determine the interest rate applicable to the debt securities on the interest determination date, which will be the second London Banking Day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. “London Banking Day” means a day on which commercial banks are open for dealings in U.S. dollar deposits in the London interbank market.

The calculation agent will determine the applicable Three-Month LIBOR in accordance with the following provisions:

•

With respect to any interest determination date, Three-Month LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related interest reset date that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on that interest determination date. If no such rate appears, then Three-Month LIBOR, in respect of that interest determination date will be determined in accordance with the following provisions.

•

With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of any underwriters), as selected by the calculation agent, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then Three-Month LIBOR on that interest determination date will be the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, then Three-Month LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the interest determination date by three major banks in New York City (which may include affiliates of any underwriters) selected by the calculation agent for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, Three-Month LIBOR on the interest determination date will be the arithmetic mean of such rates.

•

If fewer than two such rates are so provided, Three-Month LIBOR on the interest determination date will be Three-Month LIBOR in effect with respect to the immediately preceding interest determination date.

“Reuters Page LIBOR01” means the display that appears on Reuters (or any successor service) on page LIBOR01 (or any page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

Interest on the debt securities will be calculated on the basis of a 360-day year and the actual number of days elapsed.

All percentages resulting from any calculation of any interest rate for the debt securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 5.876545% (or .05876545) would be rounded to 5.87655% (or .0587655)), and all U.S. dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

The interest rate payable on the debt securities will not be higher than the maximum rate permitted by New York State law as that law may be modified by U.S. law of general application.

The calculation agent will publish the interest period, the interest payment date, the interest rate for that interest period, and the amount of interest to be paid on the debt securities for each interest period in the manner for giving notice to holders of the debt securities described below. The calculations of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of debt securities.

Payment Provisions

Payments on the Debt Securities

We will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 306)

Unless otherwise specified in the applicable prospectus supplement, we will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months (subject to the provisions described under “—Peso-Denominated Debt Securities” below) and we (or a calculation agent) will compute interest on debt securities bearing interest at a floating rate based on LIBOR on the basis of the actual number of days during the relevant interest period and a 360-day year.

The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable policies of the depositary as in effect from time to time. (Section 1002) Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date, and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in New York City. (Sections 202 and 306)

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities, guarantees or the indenture. If interest on the debt securities is calculated on the basis of a 360-day year of twelve 30-day months, no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) a day on which banks and financial institutions in Mexico are open for business with the general public.

Peso-Denominated Debt Securities

Unless otherwise specified in the applicable prospectus supplement with respect to peso-denominated debt securities, the following provisions shall apply.

Interest

We will compute interest on debt securities denominated in Mexican pesos on the basis of the actual number of days during the relevant interest period and a 360-day year.

Payment Currency

Payments in U.S. Dollars. Payment of principal, interest, additional amounts and any other amounts due in respect of debt securities denominated in Mexican pesos will be made, except as provided below, in U.S. dollars, in amounts determined by the calculation agent by translating the Mexican peso amounts into U.S. dollars at the Settlement Rate on the applicable Rate Calculation Date.

For the purposes of translating Mexican peso amounts into U.S. dollars:

“Settlement Rate” means the Mexican peso/U.S. dollar exchange rate (the “FIX FX Rate”) reported by the Banco de México (Bank of Mexico, or “Central Bank”) as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable in 48 hours on its website (which, at the date hereof, is located at http://www.banxico.gob.mx) on the applicable Rate Calculation Date. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by the Calculation Agent by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Mexican peso/U.S. dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, (ii) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, and (iii) The Bank of New York Mellon (the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, that bank will be replaced by us, for the purpose of determining the Alternative Rate, with another leading bank or financial institution. In the event that the calculation agent determines (in its sole and absolute discretion) that neither the FIX FX Rate nor the Alternative Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, the calculation agent will determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant.

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an interest payment date, maturity date or redemption date, as applicable. Notwithstanding the preceding sentence, if the Rate Calculation Date is not a business day, then the Rate Calculation Date will be the immediately preceding Mexican FX day (i.e., prior to such second Mexican FX Day) that is a business day.

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public.

The FIX FX Rate for each Rate Calculation Date is also published in the Official Gazette (the Diario Oficial de la Federación) on the succeeding Mexican FX Day.

As long as the debt securities are outstanding, we will maintain a calculation agent for determining the Settlement Rate on each Rate Calculation Date. Each determination of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the debt securities.

The calculation agent will give notice to holders of the debt securities of the Settlement Rate and the U.S. dollar amounts to be paid per Ps.1,000,000 principal amount of debt securities on the business day immediately preceding the applicable payment date in the manner described under “—Notices” below.

Election for Payment in Mexican Pesos. A holder of the debt securities may elect to receive payment of principal, interest, additional amounts and any other amounts due in respect of the debt securities in Mexican pesos. A holder who wishes to elect to receive a particular payment in Mexican pesos must notify the principal paying agent no later than the eighth day preceding the applicable payment date (but not earlier than the applicable record date). Holders who wish to receive payments in Mexican pesos must deliver a separate notice of any such election with respect to each payment date. Holders who own beneficial interests in a global debt security through accounts with Clearstream, Luxembourg or Euroclear must arrange to have such notice given on their behalf. See “Form of Securities, Clearing and Settlement” in this prospectus.

Paying Agents

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time, provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents as described under “—Notices” below.

Unclaimed Payments

All money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to holders of debt securities who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

We will pay to holders of the debt securities all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the debt securities. By net payment, we mean the amount that we or our paying agent will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority.

Our obligation to pay additional amounts is, however, subject to several important exceptions. We will not pay additional amounts to any holder for or on account of any of the following:

•

any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debt security);

•	any estate, inheritance, gift or other similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•

any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•

any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional amounts on presenting such debt security for payment on any date during such 15-day period; and

•

any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of such debt security. (Section 1009)

The limitations on our obligations to pay additional amounts described in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. (Section 1009)

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts described in the third bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, the limitation described in the third bullet point above does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will remit the full amount of any Mexican taxes withheld to the applicable Mexican taxing authorities in accordance with applicable law. We will also provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional amount. We will provide copies of such documentation to the holders of the debt securities or the relevant paying agent upon request. (Section 1009(a))

Any reference in this prospectus, the indenture, any applicable supplemental indenture or the debt securities or guarantees to principal, premium, if any, interest or any other amount payable in respect of the debt securities by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))

In the event that additional amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))

Optional Redemption

We will not be permitted to redeem the debt securities before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your debt securities. In addition, you will not be entitled to require us to repurchase your debt securities from you before the stated maturity. (Section 1201(a))

Optional Redemption

If so indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay you accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if you do not collect your money. (Sections 301, 1201 and 1204)

Redemption for Taxation Reasons

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which the debt securities are issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 4.9% with respect to the debt securities (see “—Additional Amounts” and “Taxation—Mexican Tax Considerations”), then, at our option, all, but not less than all, of the debt securities may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the debt securities were then due and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect. (Section 1201(c))

Prior to the publication of any notice of redemption for taxation reasons, we will deliver to the trustee:

•

a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and

•

an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment. (Section 1201(d))

This notice, after it is delivered by us to the trustee, will be irrevocable. (Section 1202)

Covenants

The following covenants will apply to us and certain of our subsidiaries for so long as any debt security remains outstanding. These covenants restrict our ability and the ability of these subsidiaries to enter into certain transactions. However, these covenants do not limit our ability to incur indebtedness or require us to comply with financial ratios or to maintain specified levels of net worth or liquidity.

Limitation on Liens

We may not, and we may not allow any of our restricted subsidiaries to, create, incur, issue or assume any liens on our restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 15% of our Consolidated Net Tangible Assets unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction will not, however, apply to the following:

•	liens on restricted property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;

•

liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair, provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•

liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and

•

liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1006)

“Consolidated Net Tangible Assets” means total consolidated assets less (1) all current liabilities, (2) all goodwill, (3) all trade names, trademarks, patents and other intellectual property assets and (4) all licenses, each as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in Mexico. (Section 101)

“Restricted property” means (1) any exchange and transmission equipment, switches, cellular base stations, microcells, local links, repeaters and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of any restricted subsidiary. (Section 101)

“Restricted subsidiaries” means our subsidiaries that own restricted property. (Section 101)

Limitation on Sales and Leasebacks

We may not, and we may not allow any of our restricted subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•

the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the debt securities (excluding any secured indebtedness permitted under “—Limitation on Liens” above) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding (other than any sale and leaseback transaction permitted under the following bullet point) would not exceed an amount equal to 15% of our Consolidated Net Tangible Assets; or

•

we or one of our restricted subsidiaries, within 12 months of the sale and leaseback transaction, retire an amount of our secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the restricted property leased. (Section 1008)

“Sale and leaseback transaction” means an arrangement between us or one of our restricted subsidiaries and a bank, insurance company or other lender or investor where we or our restricted subsidiary leases a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary to that lender or investor for a sale price of U.S.$1 million or its equivalent or more. (Section 101)

“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with Mexican generally accepted accounting principles, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)

Limitation on Sale of Capital Stock of Telcel

We may not, and we may not allow any of our subsidiaries to, sell, transfer or otherwise dispose of any shares of capital stock of Telcel if following such sale, transfer or disposition we would own, directly or indirectly, less than (1) 50% of the voting power of all of the shares of capital stock of Telcel and (2) 50% of all of the shares of capital stock of Telcel. (Section 1007)

Provision of Information

We will furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, including our annual reports on Form 20-F and reports on Form 6-K, within 15 days after we file them with the SEC. In addition, we will make the same information, documents and other reports available, at our expense, to holders who so request in writing. (Section 1005)

In the event that, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Securities Exchange Act, we will furnish on a reasonably prompt basis to the trustee and holders who so request in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K. (Section 1005)

If any of our officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will also file a certificate with the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

Merger, Consolidation or Sale of Assets

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•

if we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture;

•

immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to the debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, and any transaction in which we sell or otherwise dispose of less than substantially all our assets.

Telcel may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets and properties and may not permit any person to consolidate with or merge into it, unless substantially the same conditions set forth above are satisfied with respect to Telcel. (Section 801)

Defaults, Remedies and Waiver of Defaults

You will have special rights if an event of default with respect to the debt securities you hold occurs and is not cured, as described below.

Events of Default

Each of the following will be an “event of default” with respect to the debt securities:

•	we or Telcel fail to pay the principal of any debt security on its due date;

•	we or Telcel fail to pay interest on any debt security within 30 days after its due date;

•

we or Telcel remain in breach of any covenant in the indenture for the benefit of holders of the debt securities, for 60 days after we receive a notice of default (sent by the trustee or the holders of not less than 25% in principal amount of the debt securities) stating that we are in breach;

•	we or Telcel file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or Telcel;

•

we or Telcel experience a default or event of default under any instrument relating to debt having an aggregate principal amount exceeding U.S.$25 million (or its equivalent in other currencies) that constitutes a failure to pay principal or interest when due or results in the acceleration of the debt prior to its maturity;

•

a final judgment is rendered against us or Telcel in an aggregate amount in excess of U.S.$25 million (or its equivalent in other currencies) that is not discharged or bonded in full within 30 days; or

•

the guarantee of the debt securities is held in a final judgment proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or Telcel, or any person acting on behalf of Telcel, denies or disaffirms its obligations under the guarantees of the debt securities. (Section 501)

Remedies Upon Event of Default

If an event of default with respect to the debt securities occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of the debt securities, may declare the entire principal amount of all the debt securities to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional amounts shall become due and payable. If, however, an event of default occurs because of a bankruptcy, insolvency or reorganization relating to us or Telcel, the entire principal amount of all the debt securities and any accrued interest and any additional amounts will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional amounts will become immediately due and payable. (Section 502)

Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the debt securities. If the maturity of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the debt securities may cancel the acceleration for all the debt securities, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to the debt securities have been cured or waived. (Section 502)

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities. (Sections 512 and 603(e))

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived;

•

the holders of not less than 25% in principal amount of the debt securities must make a written request that the trustee take action with respect to the debt securities because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities. (Section 507)

You will be entitled, however, at any time to bring a lawsuit for the payment of money due on your debt securities on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities may waive a past default for all the debt securities. If this happens, the default will be treated as if it had been cured. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security. (Section 513)

Modification and Waiver

There are three types of changes we can make to the indenture, the outstanding debt securities under the indenture and guarantees thereof.

Changes Requiring Each Holder’s Approval

The following changes cannot be made without the approval of each holder of an outstanding debt security affected by the change:

•	a change in the stated maturity of any principal or interest payment on a debt security;

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on a debt security other than as permitted by the debt security;

•	a change in the place of any payment on a debt security;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security;

•

a change in the terms and conditions of the obligations of the guarantor under the guarantees to make due and punctual payment of the principal, premium, if any, or interest in respect of the outstanding debt securities under the indenture;

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture, the outstanding debt securities under the indenture or guarantees thereof; and

•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults. (Section 902)

Changes Not Requiring Approval

Some changes will not require the approval of holders of debt securities. These changes are limited to specific kinds of changes, like the addition of covenants, events of default or security, and other clarifications and changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect. (Section 901)

Changes Requiring Majority Approval

Any other change to the indenture, the debt securities or the guarantees will be required to be approved by the holders of a majority in principal amount of the debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval will be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe above under “—Merger, Consolidation or Sale of Assets” and “—Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or guarantee, or the indenture, as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described under in “—Changes Requiring Each Holder’s Approval” above, unless that holder approves the waiver. (Section 1011)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

We may, at our option, elect to terminate (1) all of our or Telcel’s obligations with respect to the debt securities and the related guarantees (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of agencies with respect to the debt securities (Sections 1301 and 1302) or (2) our or Telcel’s obligations under the covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of the debt securities (Sections 1301 and 1303). In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee money or U.S. government obligations, or any combination thereof, in such amounts as will be sufficient to pay the principal, premium, if any, and interest (including additional amounts) in respect of the debt securities then outstanding on the maturity date of the debt securities, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters. (Sections 1301, 1304 and 1305)

If we elect either legal defeasance or covenant defeasance with respect to any debt securities, we must so elect it with respect to all of the debt securities. (Section 1301)

Special Rules for Actions by Holders

When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities are Eligible for Action by Holders

Only holders of outstanding debt securities will be eligible to vote or participate in any action by holders. In addition, we will count only outstanding debt securities in determining whether the various percentage requirements for voting or taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption. (Section 101)

Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt securities may be set in accordance with procedures established by the depositary from time to time. (Section 104)

Transfer Agents

We may appoint one or more transfer agents, at whose designated offices any debt securities in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. Initially, we have appointed the trustee, at its corporate office in New York City, as transfer agent. We may also choose to act as our own transfer agent. We must notify you of changes in the transfer agent as described under “—Notices.” If we issue debt securities in certificated form, holders of debt securities in certificated form will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent in New York City. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. (Sections 304 and 1002)

Notices

As long as we issue debt securities in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Governing Law

The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York, United States of America. (Section 113)

Submission to Jurisdiction

In connection with any legal action or proceeding arising out of or relating to the debt securities, the guarantees or the indenture (subject to the exceptions described below), we and the guarantor have each:

•	submitted to the jurisdiction of any New York state or U.S. federal court sitting in New York City, and any appellate court thereof;

•

agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of we or the guarantor; and

•	appointed CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011, United States of America, as process agent.

The process agent will receive, on behalf of each of us and the guarantor, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such New York state or U.S. federal court sitting in New York City. Service may be made by mailing or delivering a copy of such process to us or the guarantor, as the case may be, at the address specified above for the process agent. (Section 115)

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding against either us or the guarantor or our or its properties in other courts where jurisdiction is independently established. (Section 115)

To the extent that either we or the guarantor has or hereafter may acquire or have attributed to us or it any sovereign or other immunity under any law, each of us and the guarantor has agreed to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the indenture or the debt securities. (Section 115)

Currency Indemnity

Our obligations and the obligations of the guarantor under the debt securities and the guarantees, respectively, will be discharged only to the extent that the relevant holder is able to purchase U.S. dollars with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase U.S. dollars in the amount originally to be paid, we and the guarantor have agreed to pay the difference. The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us or the guarantor, as the case may be. The holder will not be obligated to make this reimbursement if we or the guarantor are in default of our or its obligations under the debt securities or the guarantees. (Section 1010)

Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as the trustee for the debt securities. The Bank of New York Mellon or its affiliates may have other business relationships with us from time to time.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. A form of warrant agreement will be filed as an exhibit to the registration statement.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form, without interest coupons. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company, known as DTC, and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme on behalf of the owners of such interests. We refer to Euroclear S.A./N.V. and Clearstream, Luxembourg Banking, société anonyme as “Euroclear” and “Clearstream, Luxembourg,” respectively.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, Luxembourg, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream, Luxembourg will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream, Luxembourg. To deliver or receive an interest in a global security held in a Euroclear or Clearstream, Luxembourg account, an investor must send transfer instructions to Euroclear or Clearstream, Luxembourg, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, Luxembourg, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream, Luxembourg participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Securities

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents for any securities in certificated form, see “Description of Debt Securities—Payment Provisions—Payments on Certificated Debt Securities.”

Peso-Denominated Debt Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of peso-denominated debt securities.

We will issue the debt securities as one or more global securities registered in the name of a common depositary for Clearstream, Luxembourg and Euroclear. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the debt securities will be carried through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or Mexican pesos. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream, Luxembourg and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream, Luxembourg and Euroclear” above.

Holders of debt securities may own beneficial interests in the global security through the facilities of S.D. Indeval S.A. de C.V., Institución para el Depósito de Valores (“Indeval”), which is a participant in each of Clearstream, Luxembourg, and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. We anticipate that Indeval will elect to receive payments on the debt securities in Mexican pesos. Accordingly, we expect that holders who own beneficial interests in the debt securities through Indeval will receive principal, interest, additional amounts and any other amounts due in respect of the debt securities in Mexican pesos (rather than U.S. dollars). In addition, holders who own beneficial interests in the debt securities through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Certificated Debt Securities

We will issue debt securities to you in certificated registered form only if:

•	the depositary is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

If any of these three events occurs, the trustee will reissue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in New York City.

Unless and until we issue the debt securities in fully-certificated, registered form,

•	you will not be entitled to receive a certificate representing our interest in the debt securities;

•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•

all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution to you in accordance with its policies and procedures.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Galicia y Robles, S.C., with respect to Mexican federal taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this registration statement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisers as to the Mexican, United States or other tax consequences of the ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities by a holder that is not a resident of Mexico and that will not hold debt securities or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it is incorporated under the laws of Mexico or it has its center of interests in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest we make in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of

4.9% if (1) the debt securities are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) has been notified of the issuance of the debt securities pursuant to the Mexican Income Tax Law and Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores) and its regulations, and (3) the information requirements specified in the general rules of the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público or the “SHCP”) are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

A higher income tax withholding rate will be applicable when a party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of payments treated as interest on the debt securities, as set forth in Mexican Income Tax Law.

Payments of interest we make with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Debt Securities—Payment of Additional Amounts.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Debt Securities—Payment of Additional Amounts.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of debt securities will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of Debt Securities

The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between foreign holders effected outside of Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to debt securities.

United States Tax Considerations

The following is a summary of the principal U.S. federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities, who will own the debt securities as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors who may be subject to special tax rules, such as banks, financial institutions, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, dealers in securities or currencies, certain short-term holders of debt securities, or persons that hedge their exposure in the debt securities or will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the debt securities may be materially different for investors described in the prior sentence, including as a result of recent changes in law applicable to investors with short holding periods or that engage in hedging transactions.

If a partnership holds debt securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds the debt securities should consult its own tax advisors.

This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less than their stated principal amount or debt securities denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances you should read the applicable prospectus supplement.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Debt Securities—Payment of Additional Amounts,” i.e., including amounts withheld in respect of Mexican withholding taxes) with respect to a debt security will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the debt security as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the debt securities generally will constitute foreign source passive category income. Gain or loss realized by a U.S. holder on the sale or other disposition of a debt security generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules (including, in the case of foreign tax credits, relating to a minimum holding period) that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Disposition of Debt Securities

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the debt securities in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the

U.S. holder’s adjusted tax basis in the debt securities. A U.S. holder’s tax basis in a debt security generally will be its cost for that debt security. Gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year. Long-term capital gain of individuals is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the U.S. Internal Revenue Service (the “IRS”) with respect to payments made to certain U.S. holders on the debt securities. A U.S. holder may be subject to backup withholding on the payments that the U.S. taxpayer receives on the debt securities unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A holder or beneficial owner of debt securities that is not a U.S. holder (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the debt securities. In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of debt securities unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

No securities will be publicly offered or traded in Mexico, except as permitted under Mexican law.

EXPENSES

The following table sets forth the estimated expenses to be paid by the registrants in connection with the filing of this registration statement:

Legal fees and expenses	U.S.$	50,000
Accounting fees and expenses		40,000

Total	U.S.$	90,000

EXPERTS

The consolidated financial statements of América Móvil, S.A.B. de C.V. included in its annual report on Form 20-F for the year ended December 31, 2008 and the effectiveness of América Móvil, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2008, have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm, as set forth in their reports appearing thereon, included therein, and incorporated herein by reference, Mancera S.C.’s audit report on the consolidated financial statements is based in part on the report of BDO Seidman, LLP, an independent registered accounting firm. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities and any guarantees under New York law, and Galicia y Robles, S.C. will provide an opinion regarding the authorization of the debt securities and any guarantees under Mexican law.

Mr. Rafael Robles Miaja, our Corporate Pro-Secretary and formerly our Corporate Secretary and member of our Board of Directors, is a partner at the firm Galicia y Robles, S.C.

ENFORCEABILITY OF CIVIL LIABILITIES

América Móvil and Telcel are corporations organized under the laws of Mexico, with our principal places of business (domicilio social) in Mexico City. In addition, most of our and Telcel’s respective directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Galicia y Robles, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for debt securities, including exhibits, that we have filed with the Securities and Exchange Commission, or the SEC, on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on June 30, 2009 (SEC File No. 001-16269);

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any future annual reports on Form 20-F filed with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•

any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, México D.F., México, Attention: Investor Relations, telephone (5255) 2581-4449.